UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to §240.14a-12

ALLETE, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLETE, Inc. 30 West Superior Street Duluth, Minnesota 55802
Notice of 2015 Annual Meeting of Shareholders

When:	Tuesday, May 12, 2015, at 10:30 a.m., CDT. (Doors will open at 9:30 a.m.)
Where:	Duluth Entertainment Convention Center Lake Superior Ballroom 350 Harbor Drive Duluth, MN 55802
Business Items:	1. To elect a Board of Directors to serve for the ensuing year;
2. To hold an advisory vote to approve ALLETE's executive compensation;
3. To approve the ALLETE Executive Long-Term Incentive Compensation Plan;
4. To ratify the appointment of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2015; and
5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Who Can Vote:	Shareholders of record on the books of ALLETE at the close of business on March 13, 2015.
Attending the Meeting:	All shareholders are invited and encouraged to attend the Annual Meeting of Shareholders in person. If you wish to do so, please review the information on page 2.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 12, 2015: The Proxy Statement and 2014 Annual Report on Form 10-K are available at
http://materials.proxyvote.com/018522.

At the direction of the Board of Directors,

/s/ Deborah A. Amberg
Deborah A. Amberg
Senior Vice President, General Counsel, and Secretary

March 24, 2015
Duluth, Minnesota

PROXY STATEMENT TABLE OF CONTENTS
DEFINITIONS	iii
PROXY STATEMENT	1
Proxy Solicitation and Costs	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
OWNERSHIP OF ALLETE COMMON STOCK	6
Securities Owned by Certain Beneficial Owners	6
Securities Owned by Directors and Management	6
Pledging, Hedging and Short Sales of Common Stock Prohibited	8
Section 16(a) Beneficial Ownership Reporting Compliance	8
ITEM NO. 1—ELECTION OF DIRECTORS	9
Nominees for Director	9
CORPORATE GOVERNANCE	13
Corporate Governance Guidelines	13
Director Independence Standards	13
Related Person Transactions and Director Independence Determinations	14
Board Leadership Structure	16
Meetings, Committee Membership and Committee Functions	17
Director Nominations	18
Communications between Shareholders and Other Interested Parties and the Board	18
Director Common Stock Ownership Guidelines	19
Code of Business Conduct and Ethics	19
Board's Oversight of Risk	19
ITEM NO. 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	20
COMPENSATION DISCUSSION AND ANALYSIS	20
Executive Summary	20
Compensation Philosophy	20
2014 Financial Performance	21
Compensation Decisions	22
Say-on-Pay Advisory Voting Results	22
Executive Compensation	23
Overview of Key Compensation Elements	23
Overview of Key Compensation Practices	24
How Executive Pay is Linked to Performance	24
Process for Determining Executive Compensation	31
Shareholder Advisory Voting on Executive Compensation	35
COMPENSATION COMMITTEE REPORT	36
COMPENSATION OF EXECUTIVE OFFICERS	36
Summary Compensation Table–2014	37
Grants of Plan-Based Awards–2014	39
Grants of Plan-Based Awards Discussion	40
Outstanding Equity Awards at Fiscal Year-End–2014	43
Option Exercises and Stock Vested–2014	44
Pension Benefits–2014	45

i

Pension Benefits Discussion	46
Non-qualified Deferred Compensation–2014	48
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	50
Estimated Potential Payments Upon Termination Associated with a Change in Control	51
Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death	51
Estimated Additional Payments Due to Long-Term Disability	52
DIRECTOR COMPENSATION	53
ITEM NO. 3—APPROVAL OF THE ALLETE EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN	55
AUDIT COMMITTEE REPORT	62
Audit Committee Pre-Approval Policies and Procedures	63
Audit and Non-Audit Fees	63
ITEM NO. 4—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	64
OTHER BUSINESS	64
Shareholder Proposals for the 2016 Annual Meeting	64

ii

DEFINITIONS

The following abbreviations or acronyms are used in this Proxy Statement. References to "we," "us," and "our" are to ALLETE, Inc.

Abbreviation or Acronym	Term
AIP	ALLETE Executive Annual Incentive Plan
ALLETE, or Company	ALLETE, Inc.
Annual Meeting	Annual Meeting of Shareholders
Annual Report	2014 Annual Report on Form 10-K
ASC	Financial Accounting Standards Board Accounting Standards Codification
Audit Committee	Audit Committee of the Board
Board, or Directors	ALLETE's Board of Directors
CEO	Chief Executive Officer of ALLETE
CIC Severance Plan	ALLETE and Affiliated Companies Change in Control Severance Plan
Common Stock	ALLETE Common Stock
Compensation Committee	Executive Compensation Committee of the Board
Compensation Recovery Policy	ALLETE and Affiliated Companies Compensation Recovery Policy
Corporate Governance Committee	Corporate Governance and Nominating Committee of the Board
Deferral Plan I	ALLETE Non-Employee Director Compensation Deferral Plan I
Deferral Plan II	ALLETE Non-Employee Director Compensation Deferral Plan II
Deferral Plans	Deferral Plan I and Deferral Plan II, collectively
EEI	Edison Electric Institute
EIP II	Minnesota Power and Affiliated Companies Executive Investment Plan II
EnergyForward
A strategic plan that provides for significant emission reductions and diversifying our electricity generation mix to include more renewable and natural gas energy, as disclosed in the Annual Report (See Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations – Outlook – EnergyForward.)

Exchange Act	The Securities Exchange Act of 1934, as amended.
ISO	An option to purchase Common Stock that is designated as an ISO and meets the requirements of Tax Code Section 422.
LTIP	ALLETE Executive Long-Term Incentive Compensation Plan
Mercer	Mercer Consulting
NYSE	New York Stock Exchange
Pearl Meyer	Pearl Meyer & Partners, LLC
PricewaterhouseCoopers	PricewaterhouseCoopers LLP
PSA	Performance Share Award
Retirement Plan A	ALLETE and Affiliated Companies Retirement Plan A
Retirement Plan B	ALLETE and Affiliated Companies Retirement Plan B
RSOP	ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan
RSU	Restricted Stock Unit
SEC	Securities and Exchange Commission
SERP	SERP I and SERP II, collectively
SERP I	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan I
SERP II	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II
Tax Code	Internal Revenue Code of 1986, as amended
TSR	Total Shareholder Return

iii

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

PROXY STATEMENT

Proxy Solicitation and Costs

ALLETE is delivering these proxy materials to our shareholders as part of soliciting proxies to be voted at the Company's 2015 Annual Meeting, which will be held in the Lake Superior Ballroom at the Duluth Entertainment Convention Center in Duluth, Minnesota, on Tuesday, May 12, 2015, at 10:30 a.m., CDT.

We expect to solicit proxies primarily by mail. We will also solicit proxies by e-mail from shareholders who previously requested to receive proxy materials electronically and from the majority of our employee shareholders.

We have retained Eagle Rock Proxy Advisors, LLC to assist in the solicitation of proxies. Directors, officers, other employees, or retirees also may solicit proxies in person or by telephone at a nominal cost. Brokers and other custodians, nominees, and fiduciaries will be asked to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. We expect to pay approximately $10,000 plus expenses in connection with soliciting proxies. Proxy solicitation costs will be paid by the Company.

The Notice of Annual Meeting, Proxy Statement and form of proxy were first sent to shareholders on or about March 26, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:    Why did I receive these proxy materials?
You received these materials because you were an ALLETE shareholder at the close of business on March 13, 2015 (the Record Date) and are entitled to vote at the Annual Meeting.

Q:    Who is entitled to vote at the Annual Meeting?
Investors who held the Company's Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 48,369,475 outstanding shares of Common Stock, each entitled to one vote.

Q:    What is the purpose of the Annual Meeting?
At the meeting, shareholders will be asked to do the following:

1.
Elect a Board of ten Directors to serve for the ensuing year. The Director nominees are: Kathryn W. Dindo, Sidney W. Emery, Jr., George G. Goldfarb, James S. Haines, Jr., Alan R. Hodnik, James J. Hoolihan, Heidi E. Jimmerson, Madeleine W. Ludlow, Douglas C. Neve, and Leonard C. Rodman;

2.	Hold an advisory vote to approve executive compensation;

3.	Approve the ALLETE Executive Long-Term Incentive Compensation Plan;

4.	Ratify the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2015; and

5.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The Board is not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

Q:    What else do I need if I plan to attend the Annual Meeting?
To enter the Annual Meeting you will need an admission ticket. An admission ticket is included with your proxy materials or with the Notice of Internet Availability of Proxy Materials. Please vote your proxy, even if you plan to attend the Annual Meeting. After voting, keep your admission ticket and bring it with you to the meeting.

If you do not bring your admission ticket to the Annual Meeting, you will be asked to present proof of your Common Stock ownership and a government-issued photo identification in order to receive an admission ticket on the day of the meeting.

Each shareholder may bring a guest to the Annual Meeting. A guest must be accompanied by a shareholder and will need an admission ticket to enter the meeting. You may request an additional ticket for your guest on the day of the Annual Meeting.

Q:    How many votes must be present to hold the Annual Meeting?
The holders of a majority of the shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum, which is required to transact business at the Annual Meeting.

Q:    How does the Board recommend that I vote?
The Board recommends that you vote "FOR" each Director nominee, "FOR" the advisory approval of ALLETE's executive compensation, "FOR" approval of the ALLETE Executive Long-Term Incentive Compensation Plan, "FOR" ratification of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2015, and in accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Unless contrary instructions are provided, all shares of Common Stock represented by valid proxies will be voted in accordance with the Board's recommendations.

Q:    How do I vote my shares?
You may vote your shares by proxy using any of the following methods:

•
Internet: Vote online at www.proxypush.com/ale. Follow the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. Do not return your proxy card if you vote online. Internet voting will be available until 12:00 p.m. CDT on May 12, 2015.

•
Telephone: Vote using a touch-tone telephone by calling (866) 883-3382 and following the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. Do not return your proxy card if you vote by telephone. Telephone voting will be available until 12:00 p.m. CDT on May 12, 2015.

•
Mail: Complete, sign, and date the proxy card that you received and return it, using the prepaid postage envelope provided, to ALLETE, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If your shares are held in the name of a broker, bank, or other shareholder of record, you must vote your shares in the manner prescribed by your brokerage firm, bank, or other nominee. Your brokerage firm, bank or other nominee should give you a voting instruction form to direct your broker or other nominee about how to vote your shares.

Q:    What is the difference between a shareholder of record and a “street name” holder?
These terms describe the manner in which your shares are held. If your Common Stock is registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are a "shareholder of record". As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (online, by telephone, or by mail) or to vote in person at the Annual Meeting.

If your shares are in an account or trust held in the name of a broker, bank or other nominee as custodian on your behalf, you are a "street name" holder. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote the shares. You are also invited to attend the Annual Meeting. If you wish to vote your shares in person at the meeting, however, you must bring a legal proxy from your broker, bank, or other nominee.

Q:    Can my broker vote my shares for me without instruction from me?
Your broker may vote your shares without instruction from you only as to the ratification of our independent registered public accounting firm for 2015 (Item 4). As to all other voting items in this Proxy Statement, your broker cannot vote your shares without instructions from you. If you do not instruct your broker to vote your shares as to Items 1, 2, and 3, your shares will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of these proposals.

Q:    Can I change my vote or revoke my proxy?
Yes. If you are a shareholder of record, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting, either by signing and returning a proxy card with a later date or by attending the Annual Meeting in person and changing your vote prior to the start of the meeting. If you have voted your shares online or by telephone, you can revoke your prior online or telephone vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last online or telephone vote. If your shares are held in street name, you must contact your broker, bank, or other nominee to change your vote or revoke your proxy.

Q:    What vote is required to approve each proposal?
Item 1: Each Director will be elected by the vote of a majority of the votes cast with respect to that Director nominee. A majority of the votes cast means that the number of votes cast “for” the election of a nominee must exceed the number of votes cast “against” the election of that nominee. Each nominee receiving more votes for his or her election than votes against his or her election will be elected. If you abstain from voting for one or more of the nominees for Director, your abstention will have no effect on the election of such Director.

Item 2: The advisory vote on executive compensation will be decided by an affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, provided that the total number of shares voting for this proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from this advisory vote, your abstention will have the same effect as a vote against this proposal. Although this is a non-binding, advisory vote, the Compensation Committee and the Board expect to take the outcome of the vote into account when considering future executive compensation decisions.

Item 3: The affirmative vote of a majority of the shares present in person or represented by proxy is required to approve the ALLETE Executive Long-Term Incentive Compensation Plan, provided that the total number of shares voting for this proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting for approval of the ALLETE Executive Long-Term Incentive Compensation Plan, your abstention will have the same effect as a vote against this proposal.

Item 4: The affirmative vote of a majority of the shares present in person or represented by proxy is required to ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2015, provided that the total number of shares voting for this proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting for the ratification of the appointment, your abstention will have the same effect as a vote against this proposal.

A “broker non-vote” occurs when a broker submits a proxy card for shares to the Company but does not indicate a vote on a particular matter because the broker has not received timely voting instructions from the beneficial owner with respect to that particular matter. Broker non-votes are not counted for or against any proposal. They are treated as shares not present and not entitled to vote on a particular proposal.

An automated system administered by Wells Fargo Shareowner Services will tabulate the proxy votes.

Q:    Where can I find the voting results?
We will announce preliminary results at the Annual Meeting and publish the results in a Form 8-K filed with the SEC within four business days after the date of the Annual Meeting.

Q:    Why would I receive more than one proxy card?
You might receive multiple proxy cards if you hold your shares in more than one account. Please vote all the shares that you own. We encourage you to have all accounts registered in the same name and address whenever possible. You can accomplish this by contacting ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974, or by writing to ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

Q:    I received more than one complete set of proxy materials. Is it possible to eliminate duplicates?
If you hold stock in more than one account or if you are a registered shareholder and you share the same address with another of our registered shareholders, you may request delivery of a single copy of future annual reports and proxy statements at any time by calling ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974, or by writing to ALLETE's transfer agent, Wells Fargo Bank, N.A., Shareowner Services, Attention: Householding, P.O. Box 64854, St. Paul, MN 55164-0854.

Many brokerage firms and financial institutions have procedures for delivering a single copy of Company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, please contact your broker or financial institution directly if you require additional copies of this Proxy Statement or the Annual Report, or if you have other questions or directions concerning your “street name” account.

Q:    I received these proxy materials electronically. How can I get paper copies of these materials?
If you would like to request paper copies of proxy materials, including a proxy card, call ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974.

Q:    How can I subscribe to electronic delivery of annual reports and proxy statements?
We are pleased to offer our shareholders the convenience and benefits of receiving proxy statements, annual reports, and other shareholder materials electronically. With your consent, we will no longer send you paper copies of these documents beginning next year. Instead, we will send you an e-mail notification that the shareholder materials have been filed with the SEC and are available for you to view. The notification will include a link to the website on which you can view the materials. We will also provide you with a link to allow you to vote your shares of Common Stock online.

To sign up for electronic receipt of shareholder materials, follow these easy directions:

1.	Log onto the Internet at www.allete.com.

2.	Click on “Investors”.

3.	Click on “Shareholder Services”.

4.	Click on “Proxy Electronic Delivery”.

5.	Follow the prompts to submit your electronic consent.

You will receive an e-mail confirmation of your enrollment. You will continue to receive your shareholder materials electronically for as long as you remain a shareholder and the e-mail account that you provide the Company remains active, unless you choose to cancel your enrollment, which you may do at any time.

Q:    Who can answer my additional questions?
You are welcome to contact ALLETE's Shareholder Services department with any questions you may have regarding this Proxy Statement. The telephone numbers are (800) 535-3056 or (218) 355-3974. The mailing address is: ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

OWNERSHIP OF ALLETE COMMON STOCK

Company records and other information available from outside sources, including information filed with the SEC, indicate that, as of March 13, 2015, the following shareholders beneficially owned more than five percent of any class of the Company's voting securities:

Securities Owned by Certain Beneficial Owners
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1]
Common Stock	BlackRock, Inc.[2] 55 East 52nd Street New York, NY 10022	4,478,136	9.3%
Common Stock	The Vanguard Group, Inc.[3] 100 Vanguard Boulevard Malvern, PA 19355	2,989,126	6.2%
Common Stock	Wells Fargo Bank, N.A. (Wells Fargo)[4] 401 South Tryon Street NC 1156 Wachovia Center Charlotte, NC 28288	2,621,103	5.4%

[1]	As of March 13, 2015.

[2]
The information shown, including the number of shares beneficially owned, comes from information filed with the SEC on January 9, 2015 on Schedule 13G/A. The information reflects the number of Common Stock shares beneficially owned as of December 31, 2014, and includes BlackRock, Inc. and certain of its affiliates.

[3]
The information shown, including the number of shares beneficially owned, comes from information filed with the SEC on February 11, 2015, on Schedule 13G/A. The information reflects the number of Common Stock shares beneficially owned as of December 31, 2014, and includes The Vanguard Group, Inc. and certain of its subsidiaries.

[4]	Wells Fargo is a beneficial owner in its capacity as Trustee of the RSOP. The information shown is as of March 13, 2015.

Generally, the shares owned by the RSOP will be voted in accordance with instructions received by Wells Fargo from RSOP participants, and shares for which Wells Fargo does not receive instructions from RSOP participants will be voted proportionately with the instructions it receives.

Securities Owned by Directors and Management
The Common Stock ownership guideline that applies to Directors is discussed on page 19. Directors are expected to own shares valued at least $300,000 within five years of election. As of March 13, 2015, all Directors are meeting the ownership guideline, except Mr. Goldfarb, who is within the time frame to meet the guideline. Common Stock ownership guidelines applicable to the Named Executive Officers are discussed on page 30. The Board reviewed the Named Executive Officers' share ownership in July 2014. As of March 13, 2015, all Named Executive Officers are meeting their ownership guidelines. For purposes of determining whether Directors and Named Executive Officers meet the share ownership guidelines, we include deferred shares and restricted stock units because we believe those derivative holdings accomplish similar objectives as stock ownership, namely, (1) encouraging Directors and officers to have a stake in the Company, and (2) aligning interests of Directors and officers with those of shareholders.

The following table s the shares of Common Stock beneficially owned as of March 13, 2015, by Directors, nominees for Director, executive officers named in the Summary Compensation Table on page 37, and all Directors, nominees for Director, and executive officers of the Company as a group. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

Securities Owned by Directors and Management
					Other[4]
	Name of Beneficial Owner	Company Share Ownership Guidelines[1]	Number of Shares Beneficially Owned[2]	Options Exercisable within 60 days after March 13, 2015[3]	Restricted Stock Units	Deferred Shares Under the Director Deferred Stock Plan
Directors and Nominees for Director	Kathryn W. Dindo	5,889	5,738	0	—	4,381
	Sidney W. Emery, Jr.	5,889	17,558	0	—	0
	George G. Goldfarb	5,889	2,390	0	—	2,657
	James S. Haines, Jr.	5,889	2,866	0	—	9,145
	James J. Hoolihan	5,889	13,500	0	—	3,484
	Heidi E. Jimmerson	5,889	11,690	0	—	5,970
	Madeleine W. Ludlow	5,889	14,945	0	—	3,484
	Douglas C. Neve	5,889	14,116	0	—	1,367
	Leonard C. Rodman	5,889	500	0	—	11,117
	Bruce W. Stender	—	17,314	0	—	0

Named Executive Officers	Alan R. Hodnik	44,547	37,681	0	12,828	—
	Steven Q. DeVinck	11,101	14,377	0	2,365	—
	Deborah A. Amberg	12,258	25,511	20,726	3,287	—
	David J. McMillan	10,631	23,927	8,384	2,355	—
	Robert J. Adams	4,884	6,970	0	1,634	—
	Mark A. Schober	—	40,218	0	0	—

All Directors, nominees for Director, and executive officers as a group (18):			269,954	29,110

[1]
Each Director is expected to own shares valued at least $300,000 within five years of election to the Board. The share valuation is based on $50.95 per share, which is the average price of Common Stock during the twelve-month period ending on March 13, 2015. Named Executive Officers are expected to own shares valued at an established multiple of their salary. Amounts in this column for each Named Executive Officer were determined based on his or her salary as of March 13, 2015 and $52.59, the closing price of Common Stock on March 13, 2015.

[2]
The share amounts in this column include: (i) shares as to which voting and investment power is shared with the person's spouse: Mr. Hoolihan—12,782, Mr. Neve—13,492, and Mr. Schober—5,118; (ii) shares owned by the person's spouse: Mr. Rodman—500; and (iii) shares held by the person's child: Mr. Schober—118. The amounts shown in this column exclude amounts shown in the “Options Exercisable within 60 days after March 13, 2015” column. Each Director and executive officer, individually, and all Directors and executive officers as a group, beneficially own only a fraction of one percent of the Common Stock.

[3]
For purposes of determining total beneficial ownership under SEC regulations, the option amounts in this column should be added to the share amounts shown in the “Number of Shares Beneficially Owned” column. We segregate these amounts because the Board does not consider options when determining whether an executive officer meets the Company's share ownership guidelines.

[4]
While amounts in the “Other” column do not represent a right of the holder to receive stock within 60 days, the share amounts are included here because they are included when considering whether a Director or Named Executive Officer meets the share ownership guidelines. Under the Deferral Plan II, Directors are able to defer their stock retainer. Under the terms of the Deferral Plan II, distributions of deferred shares will be made in Common Stock.

Pledging, Hedging and Short Sales of Common Stock Prohibited
The ALLETE Purchase and Sale of Company Securities Policy prohibits Directors and Named Executive Officers from holding Common Stock in a margin account or otherwise entering into any pledge arrangement that would permit a third party to sell the securities without the Director's or Named Executive Officer's consent or knowledge. In addition, no Director or Named Executive Officer may enter into any transaction that allows him or her to be insulated from the full risk or reward of Common Stock ownership (i.e., hedging); nor may a Director or Named Executive Officer enter into any transaction that allows him or her to benefit from the devaluation of the Common Stock (i.e., short sale).

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Directors, executive officers, and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities, to file reports of initial ownership of Common Stock and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Based on a review of such reports and the written representations of our Directors and executive officers, the Company believes that all such filing requirements were met during 2014.

ITEM NO. 1—ELECTION OF DIRECTORS

Each Director is elected to serve until the next annual election of Directors and until a successor is elected and qualified, or until the Director's earlier resignation or removal. If any nominee should become unavailable, which is not anticipated, the Board may provide by resolution for a lesser number of Directors, or designate substitute nominees, who would receive the votes represented by proxies. All shares represented by proxy will be voted, unless otherwise directed, “FOR” the election of the ten nominees for Director named below and on the following pages.

Nominees for Director

Kathryn W. Dindo
Age: 65
Director Since: 2009
Committee: Audit Committee Member

From 2001 to 2008, Ms. Dindo was the vice president and chief risk officer of FirstEnergy Corporation (NYSE: FE), a diversified electric company. She is a certified public accountant who was a partner at Ernst & Young and later served as a senior financial executive at Caliber System, Inc. (formerly Roadway Services, Inc.), a transportation services company, before joining FirstEnergy in 1998.
Ms. Dindo serves as a director, chair of the audit committee, and member of the executive compensation committee of The J.M. Smucker Company (NYSE: SJM), which manufactures and markets branded food products. She also serves as a director and chair of the audit committee of Bush Brothers & Company, a privately owned food processing and manufacturing company and on the Board of Trustees of the University of Akron Foundation.
Ms. Dindo is an audit committee financial expert within the meaning of the SEC rules. She has extensive experience with public company financial reporting and oversight, and a broad business perspective. She also brings experience in electric utility risk management.

Sidney W. Emery, Jr.
Age: 68
Director Since: 2007
Committee: Compensation Committee Chair

Mr. Emery is the owner and chief executive officer of Supply Chain Services, LLC, a provider of barcode scanning and printing systems, serving in those roles since 2010. Prior to that, Mr. Emery served as the chairman and chief executive officer of MTS Systems Corporation (NASDAQ: MTSC), a global supplier of mechanical testing systems and industrial position sensors, from 1998 to 2008.
He serves as a director, chair of the compensation committee, and member of the audit and governance committees of Urologix, Inc. (NASDAQ: ULGX), a Minneapolis-based manufacturer of minimally invasive medical devices.
Mr. Emery brings experience as a public company chief executive officer, extensive knowledge about executive compensation matters, and strategic planning and diversified business experience.

Nominees for Director

George G. Goldfarb
Age: 55
Director Since: 2012
Committee: Audit Committee Member

Mr. Goldfarb is the President of Maurices Incorporated, a retailer of women's apparel and a wholly owned subsidiary of Ascena Retail Group, Inc. (NASDQ: ASNA). Before being named its President in December 2011, Mr. Goldfarb served as Chief Operating Officer of Maurices Incorporated from 2006 to 2011 and as its Chief Financial Officer from 2001 to 2006.
Mr. Goldfarb serves on the Chancellor's Advisory Board for the University of Minnesota-Duluth.
Mr. Goldfarb is an audit committee financial expert within the meaning of SEC rules. He brings extensive business knowledge and experience, as well as deep ties to and insights into the local and regional economy.

James S. Haines, Jr.
Age: 68
Director Since: 2009
Committee: Compensation Committee Member

From 2002 to 2007, Mr. Haines was the chief executive officer and a director of Westar Energy, Inc. (NYSE: WR), the largest electric energy provider in Kansas. He has also served as chief executive officer of El Paso Electric Company.
Mr. Haines is a member of the board of Sunflower Bank, a community bank based in Salina, Kansas, and the chair of the board of Stormont-Vail HealthCare.
Mr. Haines has had a long career of public utility experience, having served as chief executive officer at two public utilities. He brings expertise in legal and regulatory matters, strategic planning, and executive compensation.

Alan R. Hodnik
Age: 55
Director Since: 2009

Mr. Hodnik is ALLETE's Chairman, President, and CEO. He was elected Chairman in May 2011, CEO in May 2010, and President of ALLETE in May 2009. Since joining the Company in 1982, Mr. Hodnik has also served as Vice President-Generation Operations, Senior Vice President of Minnesota Power Operations, and Chief Operating Officer.
Mr. Hodnik is a director for PolyMet Mining Corporation (NYSE-A: PLM; TSX: POM), serving as chair of its compensation committee. He is also on the board of directors for Essentia Health-East Region and serves on its physicians compensation committee. Mr. Hodnik served as the elected mayor of the City of Aurora, Minnesota from 1988 to 1997.
Mr. Hodnik has served the Company for over 30 years, working in a wide variety of positions of increasing responsibility. He brings utility operations, strategic planning, leadership, and broader organizational development experience, as well as a deep understanding of the regions in which ALLETE's energy businesses operate.

Nominees for Director

James J. Hoolihan
Age: 62
Director Since: 2006
Committee: Corporate Governance Committee Chair

Mr. Hoolihan is the chief executive officer and chair of the board of Industrial Lubricant Company, which provides industrial supplies and services to logging, railroad, taconite, and coal mining industries. He is also the owner and president of Can-Jer Industrial Lubricant, Ltd., which operates in Canada. From 2004 until September 2011, he was the president and chief executive officer of the Blandin Foundation, a private, philanthropic foundation whose mission is to strengthen communities in rural Minnesota, especially the Grand Rapids area.
From 1981 to 2004, Mr. Hoolihan was the President of Industrial Lubricant Company. Mr. Hoolihan served as the elected mayor of the City of Grand Rapids, Minnesota from 1990 to 1995.
Mr. Hoolihan is a long-time community leader in the Company's electric utility service area. He brings his knowledge of the industries and political issues of the service area, and operates a business serving these industries.

Heidi E. Jimmerson
Age: 58
Director Since: 2004
Committees: Audit Committee Member
Compensation Committee Member
Corporate Governance Committee Member

As Lead Director, Ms. Jimmerson is an ex officio member of each Board Committee.
Ms. Jimmerson is the former Executive Vice President, Secretary and General Counsel of Florida East Coast Railway, LLC, a railway company that is a successor to Florida East Coast Industries, Inc.'s transportation business. She joined Florida East Coast Industries, Inc. in 1999, and was responsible for all legal and governmental affairs of the corporation in addition to managing a variety of real estate transactions until her retirement in 2008. She is a board member and member of the executive committee of the United Way of St. Johns County.
Ms. Jimmerson contributes her expertise in corporate governance matters for public companies, knowledge about Florida real estate, and strategic planning and diversified business experience.

Nominees for Director

Madeleine W. Ludlow
Age: 60
Director Since: 2004
Committees: Compensation Committee Member
Corporate Governance Committee Member

Ms. Ludlow provides consulting services regarding investments in private equity transactions. From 2009 to January 2011, she was a Principal of Market Capital Partners LLC and from 2005 to 2009 was a Principal of LudlowWard Capital Advisors, LLC, both of which were Ohio-based investment banking firms serving middle market companies.
Ms. Ludlow was the chair, chief executive officer, and president of Cadence Network, Inc., a web-based provider of utility expense management services from 2000 to 2004. She was formerly the vice president and chief financial officer of Cinergy Corp. Ms. Ludlow serves on the board of the Ohio National Fund, Inc., a mutual fund management company.
Ms. Ludlow brings a sophisticated financial background, executive experience at a public utility and experience working closely with entrepreneurial and diversified businesses.

Douglas C. Neve
Age: 59
Director Since: 2007
Committees: Audit Committee Chair

Mr. Neve provides financial consulting services. Mr. Neve is the former executive vice president and chief financial officer of Minneapolis-based Ceridian Corp., a multinational human resources company, where he worked from February 2005 until March 2007. He is a certified public accountant who, prior to February 2005, was a partner with Deloitte & Touche LLP, a public accounting firm.
Mr. Neve serves as a director and chair of the audit committee of Tyndale House Publishing, Inc. and as director and executive compensation committee member of Stanley Consulting, a privately held engineering consulting firm.
Mr. Neve is an audit committee financial expert within the meaning of the SEC rules, and brings his knowledge of public accounting, corporate reporting, and risk management. His financial background includes experience as an executive of a publicly-traded company.

Leonard C. Rodman
Age: 66
Director Since: 2009
Committee: Audit Committee Member
Corporate Governance Committee Member

Mr. Rodman is the retired chairman, president and chief executive officer of Black & Veatch, a major provider of engineering and construction services to the electric utility, power generation, water, environmental, and telecommunications industries. Mr. Rodman had served as president and chief executive officer of Black & Veatch since 1998 and as its chairman since 2000, before retiring in 2013.
Mr. Rodman serves as a director and member of the audit committee of the Federal Reserve Bank of Kansas City. He is chair of the board of the Iowa State University Foundation.
Mr. Rodman's career serving utilities and other regional industries has spanned over 40 years. He has led a large, internationally-diversified company and has strategic planning knowledge and experience.

CORPORATE GOVERNANCE

Corporate governance refers to the internal policies and practices by which we operate and control the Company. We consider good corporate governance to be a competitive advantage because it gives greater assurance of strategic focus, full compliance with laws and regulations, and alignment with shareholder interests.

Sound corporate governance starts with a strong, independent Board—one that is accountable to the Company and its shareholders. The Board's role is to effectively govern the Company's affairs for the benefit of its shareholders and, to the extent appropriate under Minnesota law, other constituencies, including the Company's employees, customers, suppliers, and the communities in which ALLETE does business. During 2014, we reviewed and enhanced our established corporate governance practices as part of our ongoing effort to ensure that the Board and its committees have the necessary authority and practices in place to review and evaluate the Company's business operations, and to make decisions that are independent of the Company's management. The independent Directors meet regularly without management present. They also have direct access to and meet individually with managers, as well as retain their own advisors as they deem appropriate. The Board and its committees undertake an annual self-evaluation process.

Each Director is asked to attend independent educational seminars and to share his or her experiences and observations with the other Directors. During 2014, Directors attended independent educational courses on topics including: cyber security, effective communications and boardroom dynamics, performance metrics, trends and disruptive forces, board culture and the impact on director selection, and the impact of social media on corporate disclosures. In addition, Directors attended educational presentations hosted by the Company during 2014 covering topics including: innovation and the future, climate change, stewardship, social responsibility, oil and gas industry, and anticipated environmental regulation. In 2015, the Company hosted an educational program on the Board's role in crisis management.

Corporate Governance Guidelines
Our Corporate Governance Guidelines address the Board's roles and responsibilities, Board selection and composition policies, Board operating policies, Board committee responsibilities, Director compensation, Director stock ownership, and other matters. These Guidelines were most recently revised in January 2015, to clarify the respective roles of the Board and management in strategy development. Each Board committee operates under its own charter. The Audit Committee Charter was last revised in January 2015. The Compensation Committee Charter was last revised in July 2014. The Corporate Governance Committee Charter was last revised in October 2014. Our Corporate Governance Guidelines and committee charters are published on ALLETE's website at www.allete.com/governance.

Director Independence Standards
ALLETE's Corporate Governance Guidelines provide that independent directors will constitute a substantial majority of the Board. The Board has adopted independence standards into the Corporate Governance Guidelines that are consistent with the Director independence standards of the NYSE. An “independent” Director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), other than as a Director.

The Board has adopted certain categorical standards to assist in determining each Director's independence. A “material relationship” with the Company exists, and, therefore, a Director will not be independent, if any of the following circumstances apply:

•	the Director is or has been employed by the Company within the last three years (other than as a former interim Chairman or former interim CEO);

•	a member of the Director's immediate family is or has been employed by the Company as an executive officer within the last three years;

•
the Director or an immediate family member has received, during any 12-month period in any of the last three years, more than $120,000 in direct compensation from the Company (other than Director and committee fees, pension, and other deferred compensation);

•	the Director is a current partner or employee of a firm that is the Company’s current independent registered public accounting firm;

•	the Director has an immediate family member who is a current partner of the Company’s current independent registered public accounting firm;

•	the Director has an immediate family member who is a current employee of the Company’s current independent registered public accounting firm and who personally works on the Company’s audit;

•
the Director or an immediate family member was, within the last three years, a partner or employee of the Company’s current independent registered public accounting firm and personally worked on the Company’s audit within that time;

•
the Director or an immediate family member is or has been, within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

•
the Director is a current employee, or the Director's immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues;

•
the Director has been, within the last three years, an employee, or the Director's immediate family member has been, within the last three years, an executive officer, of any business organization to which the Company was indebted at any time during the last three years in an aggregate amount in excess of five percent of the Company’s total assets;

•
the Director or an immediate family member has served, within the last three years, as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries that exceeds $1 million or two percent of such entity’s total invested capital, whichever is greater, in any of the last three years; or

•
the Director or an immediate family member has been an executive officer of a foundation, university, non-profit trust, or other charitable organization, within the last three years, for which the Company and its respective trusts or foundations, account or accounted for more than the greater of $250,000 or two percent of such charitable organization’s consolidated gross revenues, in any of the last three years.

Related Person Transactions and Director Independence Determinations
ALLETE's Related Person Transaction Policy, which was last reviewed by the Board in October 2014, is published on our website at www.allete.com/governance. Related persons include Directors, Director nominees, executive officers, and five percent shareholders, as well as their immediate family members and any entity controlled by or in which these individuals have a substantial financial interest. The Related Person Transaction Policy applies to a financial transaction, arrangement, or a series of similar transactions or arrangements of $25,000 or more. These transactions generally require advance approval by the Corporate Governance Committee. If a new situation arises where advance approval is not practical, it is discussed with the Chair of the Corporate Governance Committee, or the Lead Director if the chair is a related person with respect to the transaction at issue, and an appropriate course of action may include subsequent ratification by the Corporate Governance Committee.

The Corporate Governance Committee considers factors it deems relevant in determining whether to approve a related person transaction, including:

•	the extent of the related person's interest in the transaction;

•	the availability of comparable products or services from non-related persons;

•	whether the transaction is on terms comparable to those that could be obtained in an arm's-length dealing with an unrelated third party;

•	the business reasons to enter into the transaction;

•	whether the transaction could impair the independence of a Director;

•	whether the annual amount involved exceed the greater of $200,000 or 5% of the recipient's gross revenues for the year; and

•
whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect relationship of the related person, and the ongoing nature of any proposed relationships.

The Corporate Governance Committee also periodically reviews and assesses relationships to ensure ongoing fairness to the Company. Any member of the Corporate Governance Committee who has an interest in a transaction will abstain from voting, but may participate in the discussion if invited to do so by the Chair of the Corporate Governance Committee.

The Corporate Governance Committee examined all transactions between Directors and the Company in 2014 and determined that each such transaction was small relative to the Director's business and that, in each case, the Director had no direct involvement in the transaction. The Board reviewed the Corporate Governance Committee's determination in light of the Company's independence standards and the NYSE's corporate governance rules and concluded that each Director, except Mr. Hodnik, is “independent.”

Specifically, the Corporate Governance Committee considered the following:

•
Mr. Hoolihan is the chief executive officer of, and has an ownership interest in, Industrial Lubricant Company (ILCO). ILCO provides lubricant products and services to one of the Company's generating facilities and to one of the Company's wholly owned subsidiaries, BNI Coal, Ltd. During 2014, Company payments to ILCO totaled $654,058. These payments represent a relatively small percentage of ILCO's 2014 revenues.

•
During part of 2014, Mr. Rodman had an ownership interest in Black & Veatch. The Company purchased engineering and related services from Black & Veatch totaling $1,944,949 in 2014, which represents a very small percentage of Black & Veatch revenues in 2014.

•
The Company made payments to the Holiday Inn in Duluth, Minnesota, a hotel in which retired Director, Bruce Stender, has an indirect ownership interest. The Company's payments for lodging, food, and meeting expenses totaled $18,759 in 2014.

The Corporate Governance Committee reviewed the above-described transactions with Mr. Hoolihan, Mr. Rodman, and Mr. Stender, without their respective participation, as well as transactions which occurred in 2012 and 2013, and determined that the amounts were below the Company's and the NYSE's categorical standards for Director independence and also were not material to the applicable Director or to any person or organization with whom the Director has an affiliation. Based on this, the Corporate Governance Committee recommended to the Board, and the Board determined, that these transactions do not impair the independence of the affected Directors.

There were no transactions in 2014 between the Company and any related persons other than Directors that would have required Board review.

The ALLETE Board of Directors
☑	Combined Board Chairman and CEO
☑	Independent Lead Director
☑	Committees Chaired by Independent Directors
☑	Active Engagement by All Directors

Board Leadership Structure
Mr. Hodnik has served as Chairman since 2011. As Chairman, he presides over meetings of the Board, presides over meetings of the shareholders, consults with and advises the Board and its committees on the Company's business and affairs, and performs other duties as may be assigned by the Board.

In accordance with the Corporate Governance Guidelines, because the Chairman is not an independent Director, the Board has selected an independent Lead Director. The Lead Director performs the following duties:

•	acts as the Board's leader when it meets in executive session;

•	presides at Board meetings when the Chairman is not present to lead the Board's deliberations;

•	serves as an ex officio member of each Board committee;

•	serves as a liaison between the Chairman and the independent Directors when necessary to provide a supplemental communication channel;

•	works with the Chairman to develop Board meeting agendas, schedules, and information to be provided to Directors;

•	leads the evaluation of CEO performance in consultation with the Corporate Governance Committee; and

•	performs other duties as requested by the independent Directors.

The Board believes that its leadership structure—a combined Board Chairman and CEO, a Lead Director, committees led by independent Directors, and active engagement by all Directors—is the most effective for ALLETE at this time. In reaching this determination, the Board considered factors including the Company's size, the diversity and experience of our independent Board members, Mr. Hodnik's industry and governance experience, and the Board's effective use of the Lead Director who provides important coordination and leadership for the independent Directors.

Meetings, Committee Membership, and Committee Functions
The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance Committee. Every Director attended 90 percent or more of the aggregate number of applicable committee meetings. We anticipate that committee chairpersons will rotate among Directors in the future. The Board recognizes that the practice of chairperson rotation provides development for the Directors and allows a variety of perspectives in leadership positions. Executive sessions of independent Directors are regularly scheduled in connection with Board and committee meetings.

Audit Committee
The Audit Committee recommends the selection of an independent registered public accounting firm, reviews the independence and performance of the independent registered public accounting firm, reviews and evaluates ALLETE's accounting policies, reviews periodic financial reports to be provided to the public and, upon favorable review, recommends approval of the Company's Consolidated Financial Statements.

Compensation Committee
The Compensation Committee establishes compensation and benefits for ALLETE's executive officers and other key executives that are designed to be equitable, competitive in the marketplace, and consistent with the Company's executive compensation philosophy. All members of the Compensation Committee qualify as “independent directors” under NYSE rules, “non-employee directors” under Rule 16b-3 of the Exchange Act, and “outside directors” under Section 162(m) of the Tax Code.

Corporate Governance Committee
The Corporate Governance Committee makes recommendations to the Board with respect to Board membership, function, committee structure and membership, succession planning for executive management, and the application of corporate governance principles. It also performs the functions of a Director nominating committee, leads the Board's annual evaluation of the CEO, and is authorized to exercise the authority of the Board in the intervals between meetings.

Board Committees and Current Membership
	Audit Committee	Compensation Committee	Corporate Governance Committee
Kathryn W. Dindo	M, FE
Sidney W. Emery, Jr.		C
George G. Goldfarb	M, FE
James S. Haines, Jr.		M
James J. Hoolihan			C
Heidi E. Jimmerson[1]	M	M	M
Madeleine W. Ludlow		M	M
Douglas C. Neve	C, FE
Leonard C. Rodman	M		M
Number of Meetings in 2014:	5	8	4
1 As Lead Director, Ms. Jimmerson is an ex officio member of each standing committee. For more details see page 16.

M     – Member
C    – Chairperson
FE    – "Audit committee financial expert" within the meaning of SEC rules.

Director Attendance
We expect all Directors to attend every meeting of the Board and every meeting of the committee or committees on which they serve. The Board held eight meetings during 2014. Each Director attended at least 90% of the meetings held by the Board and committees on which he or she served in 2014. Every Director standing for election is also expected to attend the Annual Meeting and each such Director attended the 2014 Annual Meeting.

Director Nominations
The Corporate Governance Committee recommends Director candidates to the Board and will consider for such recommendations persons proposed by other Directors, management, search firms, or shareholders. All Director candidates will be evaluated, based on the criteria identified below, regardless of who proposed such person. A shareholder who wishes to propose a candidate should provide the person's name and a detailed background of his or her qualifications to the Corporate Governance and Nominating Committee, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

In selecting Director nominees, the Board considers the following factors: integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate's relevant experience with the experience of other Board members, the candidate's willingness to devote adequate time to Board duties and the likelihood that he or she will be willing and able to serve on the Board for a sustained period. The Corporate Governance Committee will consider the candidate's independence in accordance with the Corporate Governance Guidelines and the NYSE and SEC rules. In connection with the selection, due consideration will be given to the Board's overall diversity and balance of perspectives, backgrounds, and experiences in areas such as: financial expertise (including “audit committee financial experts” within the meaning of the SEC's rules); electric utility knowledge and contacts; real estate knowledge and contacts; financing experience; human resource and executive compensation expertise; strategic planning and business development experience; familiarity with the Company's service area and energy-centric businesses; and community leadership. The Board may engage a search firm to assist in identifying and conducting due diligence on potential Director nominees.

The Company has sought candidates whose diverse experience, backgrounds, and perspectives contribute to robust discussion in the boardroom. Board members represent a variety of gender, age, regional, and professional backgrounds.

Before making contact with a potential candidate, the Corporate Governance Committee will notify the Board of its intent to do so, will provide the candidate's name and background information to the Board, and will allow time for Directors to comment. The Corporate Governance Committee will screen, personally interview, and recommend candidates to the Board. A majority of the Corporate Governance Committee members will interview any candidate before recommending that candidate to the Board. The recommendations of the Corporate Governance Committee will be timed so as to allow Board members an opportunity to interview the candidate prior to the nomination of the candidate.

Communications between Shareholders and Other Interested Parties and the Board
Shareholders and other interested parties who wish to communicate directly with the Board, the non-management Directors, or a particular Director, may do so by addressing the Lead Director, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

Director Common Stock Ownership Guidelines
The Corporate Governance Committee has determined that Directors should have an equity interest in the Company. The Corporate Governance Committee believes that such equity ownership aligns the interest of Directors with the interests of the Company's shareholders. Accordingly, the Board has adopted Common Stock ownership guidelines. Directors are expected to own at least 500 shares of Common Stock prior to their election to the Board and within five years of their election to the Board to own shares valued at least $300,000, determined based on the average price of Common Stock in the preceding 12-month period. The Common Stock ownership guidelines applicable to Named Executive Officers are discussed in the Compensation Discussion and Analysis beginning on page 20.

Code of Business Conduct and Ethics
The Company has adopted a written Code of Business Conduct (which includes our code of ethics) that applies to all Directors and Company employees, including the CEO, Chief Financial Officer, and Controller. A copy of the Company's Code of Business Conduct is available on ALLETE's website at www.allete.com/governance. Any amendment to, or waiver of, the Code of Business Conduct will be disclosed on ALLETE's website promptly following the date of such amendment or waiver.

Board's Oversight of Risk
The Company views risk oversight as a full Board responsibility. In 2014, the Company's enterprise risk management (ERM) process, which was first implemented in 2009, provided the Board and management with a consistent and disciplined assessment of significant risks across the organization. The Board reviewed potential events that could affect the Company and the processes identified by management to manage the risks associated with such events, and considered risk exposures in making strategic decisions. The ERM process was discussed with management at Board meetings throughout 2014. Management provides the Board with regular updates of key risk indicators. The Board's focus on effective risk oversight has supported management's establishment of a tone and culture of effective risk management. Mr. Hodnik and Ms. Jimmerson, as CEO and Lead Director, respectively, play an important role in identifying significant risks to the Company and facilitating the Board's consideration of those risks. Among other things, they both review Board and committee agendas to assure risks are appropriately addressed. The Lead Director participates as an ex officio member on all Board committees.

ITEM NO. 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking our shareholders to cast a non-binding, advisory vote approving the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, which starts below, and the Compensation of Executive Officers section starting on page 36. This proposal, commonly known as "say-on-pay," is required under Section 14A of the Exchange Act.

Although this advisory say-on-pay vote is not binding on the Company, the Compensation Committee, or the Board, the Compensation Committee and the Board expect to take the outcome of the vote into account when considering future executive compensation decisions.

We have determined to hold a say-on-pay vote each year until the next non-binding, advisory shareholder vote on how frequently to hold the say-on-pay vote, commonly known as "say-on-frequency." The next say-on-frequency vote will be held no later than the 2017 Annual Meeting.

As discussed in the Compensation Discussion and Analysis section, ALLETE's executive compensation program is designed to enhance shareholder value while attracting and retaining experienced, qualified executive talent. The Compensation Committee believes the Company's executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with the shareholders' long-term interests.

We encourage you to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures reflect our compensation philosophy. We also encourage you to read the compensation tables and narrative disclosures that follow the Compensation Discussion and Analysis for a full description of the compensation of our Named Executive Officers in 2014.

The Board recommends that the Company's shareholders vote “FOR” the advisory vote to approve executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains ALLETE's executive compensation program, including 2014 compensation for our Named Executive Officers, who are listed below with their titles as of December 31, 2014:

Alan R. Hodnik	Chairman, President, and CEO
Steven Q. DeVinck	Senior Vice President and Chief Financial Officer
Deborah A. Amberg	Senior Vice President, General Counsel, and Secretary
David J. McMillan	Senior Vice President–External Affairs
Robert J. Adams	Vice President–Energy Centric Businesses and Chief Risk Officer
Mark A. Schober	Retired Senior Vice President; former Chief Financial Officer

Executive Summary

Compensation Philosophy

Compensation is an important tool to attract and retain highly qualified executives on whom the Company's success depends. ALLETE's compensation program is designed to provide executives competitive fixed compensation, while also rewarding them for strategic accomplishments that we believe will result in long-term shareholder value.

Our compensation philosophy, established by the Compensation Committee, is summarized by these fundamental principles:

•	Compensation is linked to performance.

•	Compensation elements are balanced.

•	Compensation is fair, competitive, and consistent with our core values.

•	Executive stock ownership is required.

•	Tax and accounting rules are considered.

•	The Compensation Committee and the Board exercise independent judgment.

2014 Financial Performance

Named Executive Officers have a significant portion of their compensation tied to Company performance. Annual incentives focus on achieving annual financial and operating performance goals. Long-term incentives encourage long-term growth and profitability. Named Executive Officers' reported compensation for 2014 was affected by ALLETE's performance.

The AIP rewards annual performance as measured by net income and cash from operating activities. Net income, for 2014 AIP purposes, means Net Income Attributable to ALLETE, adjusted to exclude acquisition-related external transaction expenses. Cash from operating activities, for 2014 AIP purposes, means Cash from Operating Activities, adjusted to exclude the 2014 change in liability associated with a customer capital-improvement security deposit (which was reflected in the performance measure design at the beginning of the AIP plan year).

Consolidated net income for the year ended December 31, 2014 was $124.8 million compared to $104.7 million for the year ended December 31, 2013. Cash from operating activities was $269.8 million for 2014 compared to $239.4 million for 2013.

The resulting payout for 2014 was 119.8 percent of the AIP target amount, as compared to a payout of 94.6 percent in 2013.

Performance shares, awarded under the LTIP, reward TSR targets relative to a 27-company peer group over a three-year period. As shown on the following chart, our three-year relative TSR of 48.7 percent for the three-year period ended December 31, 2014, ranked 21st among the peer group, resulting in no payout.

Compensation Decisions

For 2014, the Compensation Committee maintained the key components of our compensation program, the design of which has been materially consistent since January 2011. The Compensation Committee based its 2014 compensation decisions on peer-company compensation data and pay-for-performance compensation analysis obtained from its independent compensation consultant, Pearl Meyer. The Compensation Committee also took into consideration the Named Executive Officer's role, his or her performance, and other relevant considerations, including the most recent shareholder advisory vote.

During 2014, the Compensation Committee increased Mr. Hodnik's base salary by 2.8 percent. Mr. Hodnik's target AIP opportunity for 2014 was increased by five percent and his LTIP opportunity was increased by $125,000, or 18.5 percent.

The other Named Executive Officers received base salary increases during 2014 that varied by individual, ranging from three percent to seven percent. The Compensation Committee increased the total LTIP opportunity for Mr. DeVinck by $75,000 and for Ms. Amberg, Mr. McMillan, and Mr. Schober by $50,000. For each of those Named Executive Officers, the LTIP mix was also rebalanced with a heavier weighting placed on PSAs (changed from 67 percent to 75 percent) and a lesser on RSUs (changed from 33 percent to 25 percent) so as to tie a greater percentage of their compensation to Company performance as measured by TSR. Mr. Adams received a ten percent AIP opportunity increase as of July 1, 2014, resulting in a five percent overall AIP opportunity increase for 2014.

Say-on-Pay Advisory Vote Results

Each year, our shareholders cast an advisory vote on executive compensation, commonly known as a "Say-on-Pay". At last year's Annual Meeting, more than 93 percent of shareholder votes were cast in favor of the Company's Say-on-Pay proposal. The Compensation Committee values shareholder feedback and, each year, takes the result of the Say-on-Pay vote into consideration as it makes its compensation decisions. We believe that the shareholder support for the 2013 Say-on-Pay proposal affirms ALLETE's current approach to executive compensation. The Say-on-Pay result was a factor the Compensation Committee considered in determining not to make any fundamental changes to ALLETE's executive compensation program in 2014.

Executive Compensation

Overview of Key Compensation Elements

What We Pay and Why
	Compensation Element	Key Characteristics	Why We Pay this Element	How the Amount is Determined	2014 Decisions and Outcomes
Fixed	Base Salary	Payable bi-weekly in cash.	Provides competitive base cash compensation, which helps to attract and retain executive talent.	We consider market data, responsibilities, role within the executive group, individual experience and advice from independent compensation consultants.	Mr. Hodnik's base salary was increased by 2.8 percent; the other Named Executive Officers received salary increases ranging from three percent to seven percent.
Variable	AIP Awards	Payable in cash based on achievement of annual goals. In addition to financial targets, strategic and operational goals are linked to ALLETE's strategy and core values.	Rewards strong annual financial performance as well as annual strategic and operating accomplishments.	Compensation Committee approves performance measures, targets and individual award opportunities; has discretion to set terms and to reduce, increase, or eliminate awards.
Mr. Hodnik's AIP target opportunity increased by five percent during 2014. Mr. Adams' opportunity increased ten percent as of July 1, 2014, resulting in an overall 2014 increase of five percent. Achieved slightly above target Net Income, above target Cash Flow from Operating Activities and above target strategic and operational performance, resulting in a payment equal to 119.8 percent of target.

	PSAs	Payable in Common Stock at the end of the performance period based on achieving multi-year performance goal.	Coupled with RSUs, facilitates stock ownership, aligns the interests of executive officers with long-term shareholder value and helps retain executive talent.	Target LTIP opportunity is divided between PSAs and RSUs. PSA payment determined by measuring ALLETE's TSR relative to peer companies during a three-year period.
For the three-year performance period ending December 31, 2014, relative TSR ranked 21st among peer group, resulting in no payout. Target opportunities for the 2014-2016 performance period increased by the following amounts: Mr. Hodnik, $93,750; Mr. DeVinck, $62,250; Ms. Amberg,$49,500; Mr. McMillan, $45,500; and Mr. Schober, $51,500.

	RSUs	Payable in Common Stock at the time of vesting.	Coupled with PSAs, facilitates stock ownership, aligns the interests of executive officers with long-term shareholder values and helps retain executive talent.	Target LTIP opportunity is divided between PSAs and RSUs. One RSU entitles the Named Executive Officer to receive one share of Common Stock when the RSU vests at the end of a three-year period.	2014 RSU grants increased (or decreased) by the following amounts: Mr. Hodnik, $31,250; Mr. DeVinck, $12,750; Ms. Amberg, $500; Mr. McMillan, $4,500; and Mr. Schober, $(1,500).

Overview of Key Compensation Practices

ALLETE has implemented executive compensation practices to drive performance and mitigate risk. Conversely, we have chosen not to implement other executive compensation practices because we believe they would not serve our shareholders' long-term interests.

What We Do
☑	Link Pay to Performance
☑	Balance Compensation Elements
☑	Cap Incentive Compensation
☑	Provide Limited Perquisites
☑	Use Independent Compensation Advisors
☑	Require Executive Stock Ownership
☑	Prohibit Hedging, Pledging and Short Sales
☑	Double-Trigger Before Payment Under CIC Severance Plan
☑	Have a Compensation Recovery Policy

What We Don't Do
☒	No Employment Agreements
☒	No Dividend Equivalents Paid on Unvested RSUs or Unearned Performance Shares
☒	No Stock Option Grants Since 2008
☒	No Re-Pricing of Outstanding "Underwater" Stock Options
☒	No Cash Buyouts of Outstanding Stock Options
☒	No Tax Gross-Ups (Except on Relocation Expenses Payable Under ALLETE's Broad-Based Policy)

How Executive Pay is Linked to Performance

Named Executive Officers have a significant portion of their compensation tied to Company performance. Annual incentives focus on achieving annual financial and operating performance goals. Long-term incentives encourage long-term growth and profitability and provide an incentive to remain employed with the Company.

In addition to financial targets, AIP strategic and operational goals are linked to ALLETE's core values: integrity, safety, employee growth, community engagement, and environmental stewardship. Total compensation generally increases as position and responsibility increase; at the same time, a greater percentage of total compensation is tied to performance, and, therefore, at risk. This is reflected in the Named Executive Officers' annual and long-term incentive opportunities.

We consider market data and Pearl Meyer's advice in setting executive compensation. We use energy services industry data to establish market ranges for executive compensation. In setting individual compensation, we consider experience in the position, past performance, job responsibilities, and relative role among the executive management group. When market data is insufficient to establish a range for a specific position, we consider internal equity among the Named Executive Officers, taking into account the relative responsibilities for that position.

For a Named Executive Officer with sufficient experience, we generally set compensation so that when target performance is achieved under the Company's incentive compensation plans, total compensation is near the market median of ALLETE's compensation peer group. Consistent with our pay-for-performance philosophy, Named Executive Officers earn higher compensation when actual performance exceeds target goals. Conversely, when the Company does not meet target goals, total compensation will generally fall below that market median.

Named Executive Officers' 2014 total compensation opportunity was divided between base salary and incentive plan opportunities as shown below:

For the chart above, total target compensation was calculated using the Named Executive Officers' 2014 target opportunities under the AIP and LTIP and his or her base salary as of December 31, 2014, except for Mr. Schober whose base salary is as of his June 30, 2014 retirement date. For the other Named Executive Officers (excluding the CEO), the chart reflects an average of the total target compensation.

Annual Incentive Awards
At the beginning of each year, the Compensation Committee, in consultation with the CEO, approves performance measures and targets for the AIP, and individual target award opportunities. The Compensation Committee has discretion not only to determine the terms and conditions of AIP awards, but also the ability to reduce, increase or eliminate awards, regardless of whether applicable performance goals have been achieved. The Compensation Committee did not exercise its discretion to reduce, increase or eliminate awards in 2014.

The Compensation Committee sets AIP opportunity levels for the Named Executive Officers so that if the Company achieves target goals, the combination of salary and annual incentives will result in total cash compensation near the market median for ALLETE's compensation peer group.

2014 AIP Target Opportunities
Name	AIP Target Opportunity as a Percentage of Base Salary
Mr. Hodnik	65%
Mr. DeVinck	40%
Ms. Amberg	40%
Mr. McMillan	40%
Mr. Adams*	35%
Mr. Schober	45%

* Mr. Adams' AIP target opportunity increased from 30% to 40% effective July 1, 2014, resulting in an overall 2014 annual target opportunity of 35%.

The 2014 AIP financial measures were net income and cash from operating activities. The Compensation Committee selected net income because it is a widely reported financial performance measure that reflects revenue generation and expense management. Cash from operating activities was selected as the other financial measure because it indicates the Company's ability to generate funds from internal operations for capital projects, repayment of debt, and dividend payments. Net income and cash from operating activities were also selected because both measures can affect the Company's stock price.

Net income, for 2014 AIP purposes, means Net Income Attributable to ALLETE—disclosed in the Company's Consolidated Financial Statements contained in the Annual Report—adjusted to exclude acquisition-related external transaction expenses. Cash from operating activities, for 2014 AIP purposes, means Cash from Operating Activities—disclosed in the Company's Consolidated Financial Statements contained in the Annual Report—adjusted to exclude the 2014 change in liability associated with a customer capital-improvement security deposit (which was reflected in the performance measure design at the beginning of the AIP plan year).

AIP strategic and operational goals for 2014 were as follows:

•
Enhance growth prospects, address earnings quality, and optimize competitiveness challenges by: (i) developing or acquiring energy-centric businesses, investments, or both; (ii) improving customer outcomes, and (iii) advancing the Company's EnergyForward plan;

•	Ensure ALLETE has a well-qualified workforce to advance the Company's strategy; and

•	Demonstrate continuous improvement of our safety, environmental, and customer service values as measured by goals relating to safety incidents, environmental stewardship, and system reliability.

The Compensation Committee, in consultation with the CEO, determines achievement of performance targets. Consolidated net income achieved target and cash from operating activities exceeded target goal levels. Our overall strategic and operational goal achievements were above target. As a result, the Named Executive Officers received an annual incentive payment of 119.8 percent of the 2014 target opportunity. 2014 AIP goals and payout are further described under “Grants of Plan-Based Awards Discussion” beginning on page 40. The Compensation Committee believes that the AIP provides appropriate incentives and does not encourage executives to take excessive business risks because it has multiple goals, provides payment opportunity levels that are market-competitive, and includes a cap on the maximum award amount.

Long-Term Incentive Awards: PSAs and RSUs
We use long-term incentive compensation to reward executives for business strategies that grow shareholder value over time. The time-vesting and forfeiture provisions associated with long-term incentive compensation also encourage executive talent to stay with the Company. Long-term compensation elements consist of PSAs and RSUs.

•	Performance Share Awards (PSAs)
PSAs reward executives for strong multi-year performance, measured by ALLETE's TSR relative to a group of peer companies. The Compensation Committee selected relative TSR because it measures the value shareholders realize from their investment in Common Stock as compared to opportunities available in similar companies. Rewarding executives for creating long-term shareholder value further links pay to performance.

Companies in our TSR peer group were selected based on comparability to the Company in terms of industry, market capitalization, and stock-trading characteristics (e.g., dividend yield, price-earnings ratio, etc.). The Compensation Committee approves the peer group companies prior to the start of each performance period. Since 2009, our TSR peer group has included 27 companies selected from the EEI Stock Index reflecting ALLETE's core electric-utility operations. Beginning with the 2013-2015 performance period, Pepco Holdings, Inc. replaced Northeast Utilities in the peer group due to the significant increase in Northeast Utilities' size after its acquisition of NSTAR. In 2014, we substituted Wisconsin Energy Corporation for UNS Energy Corporation for all outstanding performance periods following UNS Energy Corporation's acquisition by a non-peer group company (Fortis Inc.).

TSR Peer Group Companies
2012–2014 Performance Period	2013–2015 and 2014–2016 Performance Periods
Alliant Energy Corporation	Alliant Energy Corporation
Ameren Corporation	Ameren Corporation
Avista Corporation	Avista Corporation
Black Hills Corporation	Black Hills Corporation
Cleco Corporation	Cleco Corporation
CMS Energy Corporation	CMS Energy Corporation
El Paso Electric Company	El Paso Electric Company
Great Plains Energy Incorporated	Great Plains Energy Incorporated
Hawaiian Electric Industries, Inc.	Hawaiian Electric Industries, Inc.
IDACORP, Inc.	IDACORP, Inc.
Integrys Energy Group, Inc.	Integrys Energy Group, Inc.
MDU Resources Group, Inc.	MDU Resources Group, Inc.
MGE Energy, Inc.	MGE Energy, Inc.
Northeast Utilities	NorthWestern Corporation
NorthWestern Corporation	OGE Energy Corp.
OGE Energy Corp.	Otter Tail Corporation
Otter Tail Corporation	Pepco Holdings, Inc.
Pinnacle West Capital Corporation	Pinnacle West Capital Corporation
PNM Resources, Inc.	PNM Resources, Inc.
Portland General Electric Company	Portland General Electric Company
SCANA Corporation	SCANA Corporation
TECO Energy, Inc.	TECO Energy, Inc.
The Empire District Electric Company	The Empire District Electric Company
UIL Holdings Corporation	UIL Holdings Corporation
Vectren Corporation	Vectren Corporation
Westar Energy, Inc.	Westar Energy, Inc.
Wisconsin Energy Corporation	Wisconsin Energy Corporation

•	Restricted Stock Units (RSUs)
RSUs are used as a retention incentive and to encourage stock ownership. One RSU entitles the Named Executive Officer to receive one share of Common Stock when the RSU vests at the end of a three-year period.

The Compensation Committee grants the Named Executive Officers long-term incentive opportunities under the LTIP in January each year. While the Compensation Committee can make additional grants at other times of the year, it did not do so in 2014. The target number of performance shares is determined by dividing each Named Executive Officer's target award opportunity—shown in the table below—by the award fair value, which was calculated for 2014 by Mercer, an independent consulting firm. We do not time equity awards to the release of material non-public information. Compensation Committee meeting schedules are generally set six months prior to the start of the calendar year. The LTIP was approved by shareholders in May 2005 and became effective
January 1, 2006. The material terms of the LTIP performance goals were re-approved by shareholders in May 2010. The current LTIP will expire on December 31, 2015. Shareholders are being asked to approve a new LTIP at the 2015 Annual Meeting to facilitate the continuation of our long-term incentive compensation program.

The table below shows 2014 LTIP target opportunities for the Named Executive Officers. For all Named Executive Offices, except for Mr. Adams, this target opportunity was allocated 75 percent to performance shares and 25 percent to RSUs so as to tie a greater percentage of our senior executive officers' compensation to Company performance as measured by TSR. Mr. Adams' target opportunity was allocated 67 percent to performance shares and 33 percent to RSUs. The number of performance shares was calculated using an estimated fair value as of December 31, 2013, which was calculated by Mercer as $51.41, and which reflects a modeled probability of achieving the performance goals. The number of RSUs granted to the Named Executive Officers was calculated using a $49.88 fair value, the closing price for Common Stock on December 31, 2013. The end-of-year valuation allows Mercer the necessary time to calculate the performance shares' value and to facilitate Compensation Committee approval of the awards at the January Board meeting.

LTIP Target Opportunities for 2014–2016 Performance Period
	LTIP Target Opportunity	Allocation of Long-Term Incentive Plan Target Opportunity
		PSAs	% Total LTIP Opportunity	RSUs	% Total LTIP Opportunity
Mr. Hodnik	$800,000	11,671	75%	4,010	25%
Mr. DeVinck	$150,000	2,188	75%	752	25%
Ms. Amberg	$200,000	2,918	75%	1,002	25%
Mr. McMillan	$150,000	2,188	75%	752	25%
Mr. Adams	$75,000	977	67%	496	33%
Mr. Schober	$225,000	3,282	75%	1,128	25%

The Compensation Committee has discretion to determine the terms of awards under the LTIP. This discretion includes the ability to reduce or eliminate awards, regardless of whether performance goals have been achieved. The Compensation Committee did not exercise discretion to reduce or eliminate LTIP awards during 2014.

Retirement and Other Broad-Based Benefits
We provide benefits, including retirement benefits, to attract and retain executive talent. Retirement benefits also reward long-term service with the Company. Named Executive Officers are eligible for retirement benefits under the same plans available to other eligible employees. They are also eligible for supplemental retirement benefits under our supplemental executive retirement plans. Retirement benefits are described in more detail below.

•	Tax-Qualified Retirement Benefits
We provide retirement income benefits to the Named Executive Officers, from two primary sources: (1) the RSOP, a defined-contribution retirement savings and stock ownership plan, and (2) traditional defined benefit pension plans. The RSOP has features of both an employee stock ownership plan and a 401(k) savings plan. These retirement benefits are intended to be tax-qualified. Since October 2006, we have emphasized delivering nonunion retirement benefits through the RSOP. Each Named Executive Officer's service through September 30, 2006, is counted for calculating his or her benefit under the nonunion pension plan. The present value of each Named Executive Officer's pension benefits on December 31, 2014, is shown in the Pension Benefits table on page 45. The 2014 increase in the pension benefits value for each Named Executive Officer is included in column (g) of the Summary Compensation Table on page 37.

Named Executive Officers may elect to defer salary into the RSOP up to the limits imposed by the Tax Code and the RSOP. In addition, we contribute to the Named Executive Officers' RSOP accounts a matching contribution of up to four percent of base salary, plus an annual Company contribution of between 8.5 percent and 11.5 percent of base salary, depending on age. Amounts contributed by the Company to the Named Executive Officers under the RSOP are included in column (h) of the Summary Compensation Table on page 37.

•	Supplemental Executive Retirement Benefits
We provide supplemental retirement benefits to the Named Executive Officers through the SERP, our non-tax-qualified retirement plans. Generally, the SERP is are designed to provide retirement benefits to the Named Executive Officers that, in the aggregate, substantially equal the benefits they would have been entitled to receive if the Tax Code did not limit the types and amounts of compensation that can be considered under tax-qualified benefit plans. Providing SERP benefits is also a recruiting and retention strategy for executive talent because it provides Named Executive Officer additional retirement planning opportunities.

The SERP has three components: a supplemental pension benefit, a supplemental defined contribution benefit, and a deferral account benefit. On December 31, 2004, the Company froze SERP I with respect to all deferrals and vested accrued retirement benefits. Effective January 1, 2005, the Company established SERP II to comply with Section 409A of the Tax Code. SERP II covers compensation initially deferred and retirement benefits accrued or vested after December 31, 2004. The SERP benefits are discussed in more detail starting on page 47.

Named Executive Officers are also eligible to participate in a range of broad-based employee benefits, including vacation pay, sick pay, disability benefits, an employee stock purchase plan, and both active and post-retirement medical, dental, and group term life insurance.

Severance Benefits
We have no employment agreements with any of our Named Executive Officers. Under the CIC Severance Plan, Named Executive Officers could receive severance benefits in connection with a change in control of the Company. The CIC Severance Plan would provide benefits in the event of an involuntary termination of employment (or resignation following certain unfavorable changes made to the Named Executive Officers' duties, compensation, or benefits) occurring six months before, or up to two years after, a change in control. The CIC Severance Plan is designed to encourage executives to remain dedicated and objective when evaluating transactions that could result in a loss of employment in connection with a potential change in control and to minimize the risk that executives would depart prior to a change in control. The Compensation Committee believes that the most effective way to accomplish these objectives is to require both a change in control and termination of employment before severance benefits are paid. This ensures Named Executive Officers do not receive severance benefits unless they are adversely affected by a change in control.

The CIC Severance Plan would provide each Named Executive Officer a lump-sum severance payment ranging from 1.5 times to 2.5 times annual cash compensation based on position. The CIC Severance Plan also contains a modified payment cap whereby the payment would be reduced below the Tax Code Section 280G safe harbor amount if the Named Executive Officer would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit subject to the excise tax. We provide no tax gross-up in connection with any severance payments. As it does each year, the Compensation Committee reviewed the terms of the CIC Severance Plan in 2014, in consultation with Pearl Meyer. The Compensation Committee believes that the CIC Severance Plan is in line with typical market practice and made no changes to the CIC Severance Plan in 2014.

The SERP II includes a change in control provision that accelerates payment of the supplemental executive retirement benefits and deferral account benefits, earned after December 31, 2004, upon a termination of employment in connection with a change in control. There are also change in control features in both the AIP and the LTIP. The change in control features in the SERP II, AIP, and LTIP are designed to protect Named Executive Officers from losing previously-earned benefits.

The potential value of the change in control severance benefits is discussed more fully in “Potential Payments Upon Termination or Change in Control” section starting on page 50.

Perquisites
The Company gives executives limited fringe benefits, or perquisites. Perquisites are tailored to the individual Named Executive Officer, take into account business purpose, and may include: club memberships, reimbursement for financial and tax planning services, office parking spaces, approved expenses for spouses, and executive physicals. As required by the Tax Code, we impute income to the Named Executive Officers for reimbursement of personal expenses and we provide no tax gross-ups for this imputed income.

The Compensation Committee has reviewed all perquisites and determined that they are a minimal component of total compensation and continue to facilitate the Named Executive Officers' performance of their job responsibilities. The perquisites received in 2014 totaled less than $10,000 for each Named Executive Officer, except Mr. Hodnik who received perquisites in 2014 valued at $12,316.

Executive Stock Ownership Requirements
We believe Named Executive Officers should be ALLETE shareholders to encourage them to think as owners when making business decisions. We use Common Stock to fund long-term incentive compensation awards and Company contributions to tax-qualified defined contribution retirement plans. A Named Executive Officer may not sell Common Stock unless he or she owns Common Stock in excess of 120 percent of the guideline ownership amount and would continue to meet or exceed that guideline following any sale. We do not apply the holding policy to Common Stock acquired through stock option exercises because stock options, which were last granted in 2008, were designed to provide long-term cash compensation.

Named Executive Officers are expected to own Common Stock in accordance with the following guidelines:

Executive Stock Ownership Guidelines
Position	Stock Ownership Value as Multiple of Base Salary
Chief Executive Officer	4 X
Senior Vice President	2 X
Vice President	1 X

Named Executive Officers are expected to meet the stock ownership guidelines within seven years from first becoming subject to them. A Named Executive Officer who is promoted to a position with a higher stock ownership expectation will have five years from the promotion to meet the new guideline. At least annually, the Board reviews Common Stock ownership to confirm that the Named Executive Officers have met or are progressing toward the ownership guidelines. Ownership levels as of March 13, 2015, are shown in the table on page 7. Each Named Executive Officer has met the Common Stock ownership guidelines.

Compensation Recovery Policy
We have adopted the Compensation Recovery Policy, which allows recovery of incentive payments and other forms of compensation from Named Executive Officers if any of the following events occur:

•
Financial restatement. In the event of an accounting restatement due to material non-compliance with financial reporting rules, we can recover any excess payments made pursuant to the AIP or LTIP in the three-year period prior to the date on which the Company is required to prepare the restatement.

•
Error. In the event of a material error in the measurement of performance criteria, we can recover any excess payments made pursuant to the AIP or LTIP during the three years prior to the discovery of the error.

•
Misconduct. In the event a Named Executive Officer was to engage in work-related dishonesty or criminal behavior, we can recover the AIP awards, LTIP awards, and any bonuses that were paid during and subsequent to the period of misconduct.

Compensation Consultant Independence
The Compensation Committee's independent compensation consultant for 2014 was Pearl Meyer. Pearl Meyer is engaged by, and reports directly to, the Compensation Committee. The Compensation Committee has the sole authority to hire or terminate its compensation consultant. It is the Compensation Committee's policy that its Chair pre-approve any additional services its independent compensation consultant performs for management. The Compensation Committee reviewed and confirmed Pearl Meyer's independence in 2014.

Process for Determining Executive Compensation
Role of the Compensation Committee
The Compensation Committee establishes our executive compensation philosophy and objectives and oversees the administration of our executive compensation programs. The Compensation Committee sets the CEO's compensation, which is reviewed and ratified by the Board without participation by the CEO. In setting the CEO's compensation, the Compensation Committee considers the Board's annual evaluation of the CEO's performance, which, among other things, assesses his performance relative to annual objectives established by the Board. The Compensation Committee also compares the CEO's compensation to the compensation of CEOs at other energy services industry companies. Benchmark compensation data is adjusted for the Company's size as measured by revenue and provides a market context for the Compensation Committee's decisions. The Compensation Committee also reviews the CEO's recommendations regarding the compensation of the other Named Executive Officers and approves such compensation.

Each January, the Compensation Committee, in consultation with the CEO, sets performance goals for the AIP and the LTIP. With respect to the LTIP, the Compensation Committee also sets multi-year TSR targets relative to a peer group for performance shares, and establishes the award dates, vesting periods, and forfeiture provisions for performance shares and RSUs.

Role of Management
The CEO recommends compensation for all other Named Executive Officers to the Compensation Committee for approval. Recommendations are based, in part, on each Named Executive Officer's experience and responsibility level and on the CEO's assessment of his or her performance. The CEO works with each Named Executive Officer at the beginning of each year to identify individual goals that are aligned with corporate objectives, strategic plan objectives, and individual department objectives that are unique to each Named Executive Officer's scope of responsibility. Individual goals pertain to meeting financial targets, leading and overseeing major projects, operational efficiencies, reliability, compliance, safety, and leadership succession and effectiveness. The CEO reviews each Named Executive Officer's performance during the year regarding accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on a written self-assessment completed by each Named Executive Officer, the CEO's knowledge of his or her accomplishments, and discussions with each Named Executive Officer. The CEO's recommendation is also based on the executive compensation studies described below. The CEO also recommends to the Compensation Committee financial and non-financial performance measures under the Company's incentive compensation plans.

Executive Compensation Studies
Annually, the Compensation Committee reviews the 18-company peer group used for compensation benchmarking purposes. This group is comprised of companies from the EEI Stock Index that are close in size to ALLETE as measured by market capitalization. During 2014, CH Energy Group, Inc. was removed from the benchmarking peer group because it no longer was a member of the EEI Stock Index after being acquired in 2013. The Compensation Committee reviewed potential replacement companies and the number of companies within the compensation peer group and determined not to replace CH Energy in the compensation peer group, leaving the benchmarking peer group with 17 companies. For 2014, the Compensation Committee approved the following 17-company peer group:

Compensation Benchmarking Peer Group
Avista Corporation	IDACORP, Inc.	The Empire District Electric Company
Black Hills Corporation	MGE Energy, Inc.	UIL Holdings Corporation
Cleco Corporation	NorthWestern Corporation	UNS Energy Corporation
El Paso Electric Company	Otter Tail Corporation	Vectren Corporation
Great Plains Energy Incorporated	PNM Resources, Inc.	Westar Energy, Inc.
Hawaiian Electric Industries, Inc.	Portland General Electric Company

In October 2013, the Compensation Committee directed Pearl Meyer to conduct two compensation benchmarking studies for ALLETE: one for executive officers, and another for the CEO. These studies provided the basis for compensation recommendations made in January 2014. Pearl Meyer's analysis compared ALLETE's base salaries and annual and long-term target incentive opportunities for executive officers to an external market consisting of published surveys that were size-adjusted based on revenue and compensation data disclosed in the proxy statements of the 17-company peer group. The Pearl Meyer report indicated that ALLETE's base salary and target total cash compensation were near the market median, with limited variance from executive to executive, with the exception of Mr. DeVinck who was new to his role, and that long-term incentive opportunities were well below the market median.

The CEO benchmarking study compared Mr. Hodnik's compensation to market data using the same survey sources and proxy statement data used in the executive officer analysis and analyzed CEO pay-for-performance. The Pearl Meyer report indicated that Mr. Hodnik's base salary and target total cash compensation and target total direct compensation fell between the 25th and 50th percentile of the market range. The analysis indicated that the elements of Mr. Hodnik's compensation were comparable to market and well balanced. The report also indicated that Mr. Hodnik's compensation was aligned with growth in pre-tax income and one-year TSR.

Based on the 2013 executive compensation studies, the Compensation Committee determined that: (1) Named Executive Officers' compensation included appropriate elements; (2) Mr. Hodnik's base salary, AIP target opportunity, and LTIP target opportunity should be increased for 2014; (3) Mr. Adams' AIP target opportunity should be increased to reflect his broadening role beginning in 2014; (4) that the AIP target opportunities for the other Named Executive Officers opportunities were appropriate as compared to market; (5) the LTIP target award opportunities for Mr. DeVinck, Ms. Amberg, Mr. McMillan and Mr. Schober should be increased; and (6) the weighting of PSAs and RSUs should be rebalanced for Mr. DeVinck, Ms. Amberg, Mr. McMillan, and Mr. Schober with heavier weighting put on PSAs and less on RSUs to tie a greater percentage of their compensation to Company performance as measured by TSR.

2014 Executive Compensation Changes
After considering the studies completed in the fall of 2013, the Compensation Committee made the following 2014 executive compensation changes:

•
To bring Mr. Hodnik's total compensation closer to the market median, the Compensation Committee approved, and the Board of Directors ratified increases in his salary and his AIP and LTIP target opportunities during the year. In January 2014, his AIP target opportunity was increased to 65 percent of base salary (an increase of 5 percent) and his LTIP target opportunity was increased to $800,000 (an increase of $125,000, or 18.5 percent). In June 2014, his base salary was increased to $585,675 (an increase of $15,675 or 2.8 percent). These changes better aligned Mr. Hodnik's total cash compensation with the benchmarking peer group. Mr. Hodnik's total target compensation, however, remained below the 50th percentile.

•
LTIP target opportunities increased by $75,000 for Mr. DeVinck and by $50,000 for Ms. Amberg, Mr. McMillan and Mr. Schober. For each of those Named Executive Officers, the weighting between PSAs and RSUs changed to 75 percent PSAs (up from 67 percent) and 25 percent RSUs (down from 33 percent).

•	In recognition of his broadening role, Mr. Adams' AIP target opportunity was increased 10 percent effective July 1, 2014.

•
Named Executive Officers, except Mr. Hodnik and Mr. DeVinck, received base pay increases ranging from three to seven percent effective June 2014. These base salary increases took into consideration peer company compensation market data, experience in the position, past performance, job responsibilities, and equity within the executive management group. In June, the Compensation Committee determined to monitor Mr. DeVinck's performance in his new position and to make appropriate adjustments to his compensation as he demonstrated proficiency. Effective December 2014, the Committee increased Mr. DeVinck's salary by five percent.

Tax and Accounting Rule Considerations
We generally attempt to structure the Named Executive Officers' compensation so that all elements of pay are tax deductible by the Company. With respect to Mr. Hodnik and certain of the next most-highly compensated executive officers, Section 162(m) of the Tax Code limits to $1 million the amount of compensation that we may deduct in any one year. That limit does not apply to “performance-based compensation” within the meaning of
Section 162(m). If Section 162(m) would otherwise limit the Company's ability to deduct an AIP award, then the amount of the Named Executive Officer's AIP award paid currently would be capped at the maximum deductible amount and the non-deductible portion would be deferred to the Named Executive Officer's supplemental executive retirement plan account. Supplemental executive retirement benefits are described starting on page 47. Performance shares awarded under the LTIP are designed to qualify as “performance-based compensation” and are intended to be fully tax deductible. RSUs do not qualify as “performance-based compensation" because they have time-based vesting rather than performance-based vesting. We believe that all compensation paid to Named Executive Officers in 2014 was tax deductible.

Section 280G of the Tax Code limits the amount that we may deduct for payments in connection with a change in control, commonly referred to as “parachute payments." If total payments in connection with a change in control exceed the limits of Section 280G, the Company's deduction would be limited and the recipient's parachute payments would be subject to an excise tax. The CIC Severance Plan has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the Named Executive Officer would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

In addition to tax deductibility, we also consider the accounting implications of each compensation element. Because the primary objectives of our compensation programs are tied to performance, however, we may offer compensation regardless of whether it qualifies for a tax deduction or more favorable accounting treatment if the Compensation Committee deems that such compensation is in the Company's best interest.

We do not provide tax gross-ups on payments to Named Executive Officers, except for tax gross-ups in connection with relocation expenses provided under the Company's broad-based relocation policy.

Aligning Compensation With Performance

Among other considerations, ALLETE designs its executive compensation to align closely with performance. This alignment is illustrated by the graphs below, which look back and compare Mr. Hodnik's and the other Named Executive Officers' realizable pay relative to ALLETE and its peer group companies' TSR over the three-year period ending December 31, 2013.

For purposes of the graph above, realizable pay includes the following: (1) annualized base salary earned between January 1, 2011 and December 31, 2013; (2) annual incentive compensation (including AIP and any stock bonuses) earned between January 1, 2011and December 31, 2013; (3) all RSUs granted during the three-year period, both vested and unvested, and all valued as of December 31, 2013; and (4) PSAs paid out in connection with performance periods ending on December 31, 2011, December 31, 2012 and December 31, 2013 and, in each case, valued as of December 31, 2013. To calculate the ratio of realizable pay to target pay, realizable pay has been annualized (by dividing the total amount by three) and then divided by target pay (meaning base pay, plus target AIP and LTIP opportunities). Peer companies in this graph reflect the 27 peer companies listed on page 27. TSR data comes from Standard & Poor's Capital IQ.

ALLETE's annualized 2011-2013 TSR was 15.1%, placing ALLETE in the 59th percentile among the peer companies. The ratio of Mr. Hodnik's realized pay to target pay during that same period put him in the 36th percentile among the peer companies. The aggregated ratio of the other Named Executive Officer's realized pay to target pay was at the 64th percentile.

Realizable Compensation

The SEC's instructions for calculating total compensation, as shown in the Summary Compensation Table on page 37, includes several items, the value of which is largely determined by accounting and actuarial assumptions. As a result, there is a significant difference between that total compensation figure and the compensation realizable by our Named Executive Officers. To illustrate this difference, the graph below compares Mr. Hodnik's Summary Compensation Table total compensation figure to his realizable pay for each of the last three years.
For purposes of the graph above, realizable pay includes: (1) base salary earned during the applicable calendar year; (2) annual incentive compensation (including AIP and any stock bonuses) earned during the applicable calendar year; (3) RSUs granted during the applicable calendar year and valued, in each case, as of December 31, 2014; and (4) PSAs paid out for the performance period ending on December 31 of the applicable year and, in each case, valued as of December 31, 2014.

As described in detail in this Compensation Discussion and Analysis, the Compensation Committee monitors the CEO's compensation closely and has determined that Mr. Hodnik's compensation is appropriate.

Shareholder Advisory Voting on Executive Compensation

In May 2014, shareholders approved the compensation of the 2013 Named Executive Officers, on an advisory basis, by more than 93 percent of the votes cast. We believe that say-on-pay vote affirms our executive compensation philosophy and objectives.

As part of our ongoing commitment to monitor pay-for-performance alignment, in October 2014, the Compensation Committee reviewed Pearl Meyer's pay-for-performance analysis, which confirmed our view that our executive compensation programs are well aligned with the Company's financial performance. We believe our executive compensation program is linked to performance, balanced, fair, competitive, and contains mainstream provisions.

At the Company's 2011 Annual Meeting, shareholders supported our recommendation to hold the advisory say-on-pay vote on an annual basis. We believe annual say-on-pay voting promotes shareholder awareness of executive compensation and allows shareholders to provide feedback on a regular basis. Annual say-on-pay voting is also consistent with ALLETE's desire to maintain effective relationships with our shareholders. We will hold a say-on-pay vote on an annual basis until the next advisory vote on the frequency of say-on-pay proposals.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report.

March 24, 2015

Compensation Committee
Sidney W. Emery, Jr., Chair
James S. Haines, Jr.
Madeleine W. Ludlow
Heidi E. Jimmerson, ex-officio

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes the compensation paid to, granted to, or earned by the Named Executive Officers for each of the last three fiscal years, except for Mr. DeVinck who became a Named Executive Officer for the first time in 2014.

The amounts shown for Stock Awards in column (d) represent the grant date fair value, which is the same amount that the Company recognizes as an expense over the vesting period for each award. The Stock Award values shown do not represent amounts paid to the Named Executive Officers in the year reported, but instead the theoretical value of the future payout. The actual value that a Named Executive Officer earns will depend on the extent to which his or her LTIP goals are achieved and on the market price of Common Stock. The actual value each Named Executive Officer realized in 2014 from stock awards in prior years is shown in the "Option Exercises and Stock Vested" table on page 44.

The amounts shown in column (f) were not paid to the Named Executive Officers in the year reported, but instead represent the theoretical change in the value of retirement benefits earned by each Named Executive Officer under our retirement plans described beginning on page 46.

Summary Compensation Table–2014
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position*	Year	Salary	Stock Awards[1]	Non-Equity Incentive Plan Compensation[2]	Change in Pension Value and Non- qualified Deferred Compensation Earnings[3]	All Other Compensation[4]	Total
Alan R. Hodnik	2014	$578,441	$736,186	$456,065	$1,496,017	$109,328	$3,376,037
Chairman, President	2013	$560,769	$806,285	$323,532	$341,202	$99,536	$2,131,324
and Chief Executive	2012	$538,557	$522,714	$372,240	$1,219,707	$91,296	$2,744,514
Officer

Steven Q. DeVinck	2014	$268,515	$138,027	$139,878	$116,647	$51,224	$714,291
Senior Vice President and
Chief Financial Officer

Deborah A. Amberg	2014	$312,574	$184,034	$154,449	$236,940	$50,786	$938,783
Senior Vice President,	2013	$294,600	$177,121	$113,982	$0	$50,372	$636,075
General Counsel and	2012	$282,928	$149,098	$129,438	$119,948	$53,700	$735,112
Secretary

David J. McMillan	2014	$275,177	$138,027	$133,956	$209,375	$47,661	$804,196
Senior Vice President—	2013	$266,046	$118,084	$102,201	$0	$47,837	$534,168
External Affairs	2012	$257,848	$99,383	$117,913	$99,040	$56,436	$630,620

Robert J. Adams	2014	$253,382	$69,470	$107,691	$165,289	$43,105	$638,937
Vice President—Energy	2013	$246,002	$88,587	$70,766	$0	$42,884	$448,239
Centric Businesses	2012	$238,864	$74,569	$81,923	$90,904	$47,766	$534,026
and Chief Risk Officer

Mark A. Schober	2014	$179,628	$207,040	$84,354	$704,873	$161,047	$1,336,942
Retired Senior Vice	2013	$310,111	$206,617	$133,220	$425	$65,635	$716,008
President; former Chief	2012	$302,387	$173,952	$155,735	$358,365	$75,849	$1,066,288
Financial Officer

*
The principal positions in the table above are stated as of December 31, 2014. Steven Q. DeVinck was elected Senior Vice President and Chief Financial Officer effective March 3, 2014, in connection with Mr. Schober's retirement, which was effective as of June 30, 2014.

[1]
The amounts in column (d) relate to PSA and RSU opportunities awarded during the year to the Named Executive Officer. The amounts reflect the grant date fair value determined in accordance with generally accepted accounting principles under ASC 718 using the same assumptions used in the valuation of compensation expenses disclosed in Note 18 to the Company's Consolidated Financial Statements contained in the Annual Report, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. The grant date fair value is the total amount that we will recognize as an expense over the awards' vesting period, except that the amounts shown do not include a reduction for forfeitures. The 2014 amounts shown in column (d) are comprised of the following:

	RSUs	PSAs*
Alan R. Hodnik	$196,169	$540,017
Steven Q. DeVinck	$36,788	$101,239
Deborah A. Amberg	$49,018	$135,016
David J. McMillan	$36,788	$101,239
Robert J. Adams	$24,264	$45,206
Mark A. Schober	$55,182	$151,858
* The maximum grant date fair value for 2014 for each Named Executive Officer's unearned 2014 PSAs, assuming the highest level of performance were to be achieved, are as follows: Mr. Hodnik—$1,080,034, Mr. DeVinck—$202,478, Ms. Amberg—$270,032, Mr. McMillan—$202,478, Mr. Adams—$90,412, and Mr. Schober—$303,716.

[2]
The amounts in column (e) reflect AIP awards earned in 2014 and paid in 2015. Amounts include any portion of the award that was deferred at the Named Executive Officer's election. By program design, a portion of Mr. Hodnik's AIP award was contributed to his SERP II deferral account.

[3]	The amounts in column (f) for 2014 are comprised of the following:

	Aggregate Change in Actuarial Present Value of Accumulated Defined Benefit Pensions During Year	Above-Market Interest on Deferred Compensation*
Alan R. Hodnik	$1,496,017	$0
Steven Q. DeVinck	$116,647	$0
Deborah A. Amberg	$236,940	$0
David J. McMillan	$209,375	$0
Robert J. Adams	$165,289	$0
Mark A. Schober	$704,643	$230
*Above-market interest was calculated using a 4.18 percent rate of return, which exceeds 120 percent of the applicable federal long-term rate, or 3.77 percent.

[4]	The amounts in column (g) for 2014 are comprised of the following:

	Perquisites and Other Personal Benefits*	Company Contributions under the RSOP and the Flexible Compensation Plan	Company Contributions under SERP II	Acceleration of Outstanding Equity Awards in Connection with Retirement**
Alan R. Hodnik	$12,316	$47,249	$49,763	—
Steven Q. DeVinck	$0	$45,739	$5,485	—
Deborah A. Amberg	$0	$38,319	$12,467	—
David J. McMillan	$0	$38,632	$9,029	—
Robert J. Adams	$0	$37,550	$5,555	—
Mark A. Schober	$0	$33,420	$11,780	$115,847

*
The amount paid to Mr. Hodnik in 2014 includes: (1) club memberships having a primary business purpose (but which also allow personal use of facilities or services)—$8,255; (2) reimbursement for financial and tax planning services—$1,500; and (3) spouse's travel, meal and entertainment expenses—$1,655. The value assigned to each perquisite given to a Named Executive Officer is based on the aggregate incremental cost to the Company associated with the benefit, except for club memberships, for which the total cost is reported. The amount shown reflects the full, actual cost of the benefit in all cases, except for spouse's travel, meals and entertainment expenses, for which we include the full, actual cost of each benefit in excess of the amount the Company would have paid had the Named Executive Officer been traveling or eating without his or her spouse. All other Named Executive Officers received 2014 perquisites totalling less than $10,000 each and no amount for perquisites is included in column (g) for them.

** Mr. Schober's June 30, 2014 retirement resulted in the following outstanding RSUs vesting: 1,290 RSUs granted in January 2012, 762 RSUs granted in January 2013, and 196 RSUs granted in January 2014. The value of the accelerated vesting is calculated by multiplying the exact (non-rounded) number of shares acquired on vesting multiplied by the closing price of Common Stock on June 30, 2014. Because Mr. Schober's receipt of these shares was subject to a non-elective six-month deferral, he also received an additional 83 dividend equivalent shares that have been included as part of the total shares acquired on vesting.

The following Grants of Plan-Based Awards table shows the range of each Named Executive Officer's annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2014. The narrative following the table describes the terms of each incentive award.

Grants of Plan-Based Awards–2014
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Award Type[1]	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alan R. Hodnik
AIP	01/27/14	$142,758	$380,689	$761,378	—	—	—	—	—
PSAs	01/27/14	—	—	—	5,836	11,671	23,342	—	$540,017
RSUs	01/27/14	—	—	—	—	—	—	4,010	$196,169
Steven Q. DeVinck
AIP	01/27/14	$43,785	$116,760	$233,520	—	—	—	—	—
PSAs	01/27/14	—	—	—	1,094	2,188	4,376	—	$101,239
RSUs	01/27/14	—	—	—	—	—	—	752	$36,788
Deborah A. Amberg
AIP	01/27/14	$48,346	$128,922	$257,844	—	—	—	—	—
PSAs	01/27/14	—	—	—	1,459	2,918	5,836	—	$135,016
RSUs	01/27/14	—	—	—	—	—	—	1,002	$49,018
David J. McMillan
AIP	01/27/14	$41,931	$111,816	$223,632	—	—	—	—	—
PSAs	01/27/14	—	—	—	1,094	2,188	4,376	—	$101,239
RSUs	01/27/14	—	—	—	—	—	—	752	$36,788
Robert J. Adams[4]
AIP	01/27/14	$28,894	$77,051	$154,102	—	—	—	—	—
	06/16/14	$4,815	$12,841	$25,682	—	—	—	—	—
PSAs	01/27/14	—	—	—	489	977	1,954	—	$45,206
RSUs	01/27/14	—	—	—	—	—	—	496	$24,264
Mark A. Schober[5]
AIP	01/27/14	$52,809	$140,824	$281,648	—	—	—	—	—
PSAs	01/27/14	—	—	—	1,641	3,282	6,564	—	$151,858
RSUs	01/27/14	—	—	—	—	—	—	1,128	$55,182

[1]	AIP awards are made under the AIP. PSAs and RSUs are granted under the LTIP.

[2]	Actual awards earned are shown in column (e) of the Summary Compensation Table on page 37.

[3]
The amounts shown in column (j) reflect the grant date fair value determined in accordance with generally accepted accounting principles under ASC 718 using the same assumptions used in the valuation of compensation expense disclosed in Note 18 to the Company's Consolidated Financial Statements contained in the Annual Report, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. The amounts shown for PSAs and RSUs are the values of the awards for accounting purposes. The value a Named Executive Officer realizes from performance shares will depend on actual Common Stock performance relative to the 27-company peer group, discussed on page 27, and the market price of Common Stock. The value a Named Executive Officer realizes from RSUs will depend on the market value of Common Stock at the time of vesting.

4 Mr. Adams received an additional AIP grant, increasing his AIP target opportunity by ten percent effective July 1, 2014 and resulting in a five percent overall AIP opportunity increase for 2014.

[5]
The amounts shown for AIP were calculated as of the grant date and assume that Mr. Schober would have remained employed by the Company for all of 2014. Mr. Schober's actual 2014 award was prorated in connection with his June 30, 2014 retirement. The amounts shown for RSUs and performance shares were also calculated assuming Mr. Schober would have remained with the Company throughout the applicable RSU vesting period and PSA performance period. Both awards were prorated in connection with his retirement.

Grants of Plan-Based Awards Discussion

The Company's 2014 incentive awards for all Named Executive Officers consisted of one AIP annual incentive opportunity and two long-term incentive opportunities—PSAs and RSUs. Each incentive award is discussed below.

Annual Incentive Opportunity. The 2014 AIP performance goals, goal weighting, and goal measures for all the Named Executive Officers were as follows:

AIP Performance Goal	Goal Weighting	Goal Measures
		Threshold[1]	Target[1]	Superior[1]
Net Income[2]	50%	$120.2 million	$126.5 million	$139.2 million
Cash from Operating Activities[2]	25%	$250.4 million	$263.6 million	$290.0 million
Strategic and Operational[3]
Growth and Competitiveness	10%	Various
Talent Development	5%
Operational and Values	10%

[1]	Target financial goals are set at the Company's budgeted amount; superior financial goals are set at 110 percent of budget and threshold financial goals are set at 95 percent of budget.

[2]	Net income and cash from operating activities, for AIP calculation purposes, are explained in the text following this table.

[3]	Strategic and Operational goals are described in detail in the text following this table.

Net income for 2014 AIP calculation purposes means Net Income Attributable to ALLETE ($124.8 million) as disclosed in the Company's Consolidated Financial Statements contained in the Annual Report, adjusted to exclude acquisition related external transaction expenses ($2.8 million).

Cash from operating activities means Cash from Operating Activities ($269.8 million) as disclosed in the Consolidated Financial Statements contained in the Annual Report, adjusted to exclude the 2014 change in the liability associated with a customer capital-improvement security deposit ($4.9 million).

2014 AIP strategic and operational goals included the following:

•
Growth and Competitiveness: Enhance growth prospects, address earnings quality, and optimize competitiveness challenges by: (i) developing or acquiring energy-centric businesses or investments, or both; (ii) improving customer outcomes; and (iii) advancing the Company's EnergyForward plan;

•	Talent Development: Ensure ALLETE has a well-qualified workforce to advance the Company's strategy; and

•
Operational and Values: Demonstrate continuous improvement of our safety, environmental, and customer service values as measured by goals relating to safety incidents, environmental stewardship, and system reliability. Safety goal measurements included tracking the number of incidents recorded with the Occupational Safety and Health Administration (OSHA), the Mine Safety and Health Administration (MSHA), or both. System reliability goals were measured by the System Average Interruption Duration Index (SAIDI) and System Average Interruption Frequency Index (SAIFI) relative to the EEI utilities' three-year average results.

Strategic and operational goals represent 25 percent of the overall opportunity and their achievement is measured independently of the financial goals. In 2014, therefore, it would have been possible to earn an AIP payout based on achieving strategic and operational goals even if financial goals had not been met. The amount of the AIP target opportunity actually earned is based on the weighting percentage assigned to the AIP performance goals achieved. 2014 AIP goal weightings relating to column (c), (d), and (e) of the Grants of Plan-Based Awards table on page 39 are described as follows:

•
Threshold amount shown in column (c)—the minimum AIP award that would be payable, ranging from 13.1 percent to 24.4 percent of base salary as of December 31, 2014, if both net income and cash from operating activities results were at threshold and if there were no progress on strategic and operational goals.

•
Target amount shown in column (d)—the AIP target-level award that would be payable, ranging from 35 percent to 65 percent of base salary as of December 31, 2014, if both net income and cash from operating activities results were at target and all strategic goals were achieved at the target level.

•
Maximum amount shown in column (e)—maximum AIP award that would be payable, ranging from 70 percent to 130 percent of base salary as of December 31, 2014, if both net income and cash from operating activities results were at superior and all strategic goals were achieved at the superior level.

Goal achievements that fall between threshold and maximum are interpolated on a straight line basis.

The CEO, with input from senior management, assesses the progress made on strategic and operational goals and makes a recommendation to the Compensation Committee about the extent to which such goals have been achieved. The Compensation Committee then approves each AIP goal achievement level. Actual 2014 net income exceeded target by 0.9 percent, or $1.1 million; cash from operating activities exceeded target by 4.2 percent, or $11.1 million; and, overall, strategic goals exceeded target. The resulting total AIP payout for 2014 was calculated as follows:

AIP Performance Goal	Goal Weighting	% of Goal Achievement	Payout[1]
Net Income[2]	50%	108.6%	54.3%
Cash from Operating Activities[2]	25%	142%	35.5%
Strategic and Operational	25%	120%	30.0%
Total	100%		119.8%

[1]	Payout is expressed as a percentage of the Named Executive Officer's AIP target opportunity.

[2]	Net income and cash from operating activities, for AIP calculation purposes, are explained in this section on page 40.

As a result, the amounts shown in column (e) of the Summary Compensation Table on page 37 include AIP awards earned in 2014 at 119.8 percent of target. Award payout amounts ranged from 42 percent to 78 percent of base salary for the Named Executive Officers, except Mr. Schober whose prorated award in connection with his
June 30, 2014 retirement equaled 27 percent of his base salary.

Named Executive Officers may elect to receive their AIP award in cash, or to defer some or all of it in accordance with SERP II. Named Executive Officers who retire, die, or become disabled during the year remain eligible to receive a prorated AIP award. Named Executive Officers who terminate employment for any other reason forfeit the AIP award. In the event of a Change in Control (as defined in the AIP), awards under the AIP would be calculated as if the end of the performance year had occurred, based on the Company's performance at the time of the change in control. Any awards earned would be prorated based on the number of months in the performance year which had elapsed as of the change in control.

Performance Shares. Three PSAs, each spanning a different three-year performance period, are reflected in the Summary Compensation Table on page 37 for the year in which the performance period commenced. In 2014, the Named Executive Officers were granted PSAs for the three-year performance period beginning on January 1, 2014, and ending on December 31, 2016. The number of shares of Common Stock that each Named Executive Officer will earn pursuant to the 2014 PSAs will be based on the Company's TSR ranking relative to a 27-company peer group. Discussion of the TSR peer group is provided on page 27. The PSAs for the performance period beginning in 2014 are also reflected in the Grants of Plan-Based Awards table on page 39.

The amounts shown in column (f), (g), and (h) of the Grants of Plan-Based Awards table on page 39 reflect the following:

•
Threshold amount shown in column (f)—the minimum 2014 PSA payable, set at 50 percent of the target amount, which would be earned if ALLETE's TSR for the three-year performance period were to rank 19th among the peer group.

•	Target amount shown in column (g)—the target PSA payable, which would be earned if ALLETE's TSR for the three-year performance period were to rank 14th among the peer group.

•
Maximum amount shown in column (h)—the maximum PSA payable, set at 200 percent of the target amount, which would be earned if ALLETE's TSR for the three-year performance period were to rank fourth or higher among the peer group.

PSAs are earned at each ranking from 19th to 1st. PSAs earned as a result of TSR rankings that fall between 19th, 14th and 4th are interpolated on a straight-line basis.

Dividend equivalents accrue during the performance period. Dividend equivalents allow Named Executive Officers to receive an additional payment equal to the value of dividends that would have been paid on Common Stock between the grant date and the date the performance shares are paid, but only to the extent performance goals are achieved. If earned, performance shares and dividend equivalents are paid in Common Stock after the end of the performance period. A Named Executive Officer who retires, dies, or becomes disabled during the performance period remains eligible to receive a payment of performance shares. The actual number of performance shares will be prorated to reflect the period actually worked. Upon a change in control, PSAs would immediately vest and be paid out on a prorated basis, including dividend equivalents, at the greater of the target level or the level earned based on the then-current actual TSR ranking. The grant date fair value, based on a modeled probability of reaching performance goals for performance shares awarded to each Named Executive Officer, is included in the amounts shown in column (d) of the Summary Compensation Table on page 37.

Performance shares awarded for the 2013-2015 and 2014-2016 performance periods remain unearned unless and until the performance goals are achieved at the end of the respective performance periods. The performance shares awarded to each Named Executive Officer for those periods are shown in column (h) of the Outstanding Equity Awards at Fiscal Year-End table on page 43. An estimated market value of the unearned performance shares, assuming target performance in the case of the 2013-2015 and threshold performance in the case of the 2014-2016 performance periods is shown in column (i) of that table. The actual value, if any, to the Named Executive Officers will be determined at the end of 2015 and 2016, respectively, based on the Company's actual TSR ranking for the three-year performance periods.

During the three-year performance period 2012-2014, the Company's shareholders realized a TSR of 48.7 percent, ranking the Company 21st among the 27-company peer group, and resulting in no payout. These unearned performance shares are not included in the Outstanding Equity Awards at Fiscal Year-End table on page 43.

Restricted Stock Units. The number of RSUs awarded to the Named Executive Officers in 2014 is shown in column (i) of the Grants of Plan-Based Awards table on page 39. Each RSU entitles the Named Executive Officer to receive one share of Common Stock when the unit vests at the end of a three-year period. The RSUs granted in 2014 will vest on December 31, 2016. The Named Executive Officers must remain employed by the Company at the time RSUs vest to receive the Common Stock. Dividend equivalents accrue during the vesting period. Dividend equivalents allow the Named Executive Officers to receive an additional payment equal to the value of dividends that would have been paid on Common Stock during the vesting period, but only to the extent that the RSUs actually vest. RSUs and dividend equivalents are paid in Common Stock after the end of the vesting period. Upon the Named Executive Officer's retirement, disability, or death, a prorated number of the RSUs would immediately vest. In the event of a change in control, restrictions in RSU grants will be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest. However, if the RSU grant is fully assumed by the successor corporation, a prorated number of RSUs would immediately vest if the Named Executive Officer's employment were terminated by the successor corporation for reasons other than cause within 18 months of the change in control.

The full grant date fair value for RSUs awarded to each Named Executive Officer is included in the amount shown in column (d) of the Summary Compensation Table on page 37. The number of unvested RSUs outstanding at the end of 2014, including dividend equivalents, is shown in column (f) of the Outstanding Equity Awards at Fiscal Year-End table below, while the value of the award as of December 31, 2014, is shown in column (g).

The Compensation Committee has discretion to determine the terms of awards under the AIP and the LTIP. This discretion includes the ability to reduce or eliminate awards (and, with respect to the AIP, to increase awards) regardless of whether performance goals have been achieved. The Compensation Committee did not exercise discretion to reduce or eliminate LTIP awards during 2014.

Outstanding Equity Awards at Fiscal Year-End–2014
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date[1]	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[4] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested[5]
	Exercisable (#)	Unexercisable (#)
Alan R. Hodnik	0	0	—	—	12,658	$697,962	20,128	$1,109,858
Steven Q. DeVinck	0	0	—	—	2,293	$126,436	2,579	$142,206
Deborah A. Amberg					4,021	$221,718	4,335	$239,032
	6,004	0	$44.15	2/1/2016
	5,531	0	$48.65	2/1/2017
	9,191	0	$39.10	2/1/2018
David J. McMillan					2,775	$153,014	3,027	$166,909
	4,365	0	$44.15	2/1/2016
	4,019	0	$48.65	2/1/2017
Robert J. Adams	0	0	—	—	2,004	$110,501	1,896	$104,545
Mark A. Schober	0	0	—	—	0	—	1,877	$103,498

[1]
Each option award had a ten-year term. The grant date for each award is the date ten years prior to the expiration date shown in column (e). Options vested in three equal installments on each of the first, second, and third anniversaries of the grant date, and are all fully vested. We have not granted options since 2008.

[2]
The amounts in column (f) are comprised of the following: RSUs granted on January 23, 2012, January 21, 2013, and January 27, 2014 to each Named Executive Officer, plus dividend equivalents. RSUs vest over a three-year period provided the Named Executive Officer continues to be employed by the Company.

[3]	The amounts in column (g) were calculated by multiplying the number of shares and units in column (f) by $55.14, the closing price of Common Stock on December 31, 2014.

[4]
The amounts in column (h) represent the Common Stock that would be payable for outstanding PSAs if target performance were achieved (a TSR ranking of 14th among the 27-company peer group) for the performance period 2013-2015 and if threshold performance were achieved (a TSR ranking of 19th among the 27-company peer group) for the performance period 2014-2016. The amounts shown for Mr. Schober reflect the reduced (prorated) amounts for which he is eligible because of his June 30, 2014 retirement. If the performance period had ended on December 31, 2014, performance shares would have been earned at 60 percent of target for the 2013-2015 performance period and there would have been no payout for the 2014-2016 performance period. The Named Executive Officers did not earn a performance share payout for the 2012-2014 performance period.

[5]	The amounts in column (i) were calculated by multiplying the number of shares and units in column (h) by $55.14, the closing price of Common Stock on December 31, 2014.

Option Exercises and Stock Vested–2014
(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting[2]
Alan R. Hodnik	—	—	12,490	$603,404
Steven Q. DeVinck	—	—	2,104	$101,650
Deborah A. Amberg	3,549	$25,084	4,209	$203,354
David J. McMillan	4,109	$44,209	2,806	$135,551
Robert J. Adams	—	—	2,104	$101,650
Mark A. Schober	15,911	$109,054	7,166	$353,048

[1]
The amounts shown in column (d) are comprised of the following: (i) the performance shares earned for the 2011-2013 performance period and (ii) the RSUs vested at the end of the 2011-2013 vesting period, both of which were paid in Common Stock on February 6, 2014. For Mr. Schober, his total amount also includes 1,298 RSUs granted in January 2012, 762 RSUs granted in January 2013, and 196 RSUs granted in January 2014, all of which vested in connection with his retirement on June 30, 2014. Because Mr. Schober's receipt of these shares was subject to a non-elective six-month deferral, he also received an additional 83 dividend equivalent shares that are included in his total. All numbers shown in column (d) have been rounded to the nearest whole share, whereas actual Common Stock payments included fractional shares.

[2]
For each Named Executive Officer except Mr. Schober, the value realized on vesting shown in column (e) is calculated by multiplying the exact (non-rounded) number of shares acquired on vesting by the closing price of Common Stock on February 6, 2014. For Mr. Schober, the value shown is equal to the sum of (1) 4,909.975 shares multiplied by the closing price of Common Stock on February 6, 2014, and (2) 2,256.027 shares multiplied by the closing price of Common Stock on June 30, 2014.

Pension Benefits–2014
(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
Alan R. Hodnik	ALLETE and Affiliated Companies Retirement Plan A	11.75	$331,956	$0
	ALLETE and Affiliated Companies Retirement Plan B	12.75	$803,403	$0
	SERP II	32.75	$3,582,526	$0
Steven Q. DeVinck	ALLETE and Affiliated Companies Retirement Plan A	9.25	$238,453	$0
	SERP II	17.50	$155,420	$0
Deborah A. Amberg	ALLETE and Affiliated Companies Retirement Plan A	16.25	$357,483	$0
	SERP II	24.33	$372,451	$0
David J. McMillan	ALLETE and Affiliated Companies Retirement Plan A	17.5	$454,234	$0
	SERP II	25.75	$358,399	$0
Robert J. Adams	ALLETE and Affiliated Companies Retirement Plan A	19.67	$459,044	$0
	SERP II	27.92	$232,927	$0
Mark A. Schober	ALLETE and Affiliated Companies Retirement Plan A	28.67	$1,373,740	$41,562
	SERP II	36.42	$1,415,392	$0

[1]
The numbers in column (c) for SERP II reflect actual years of service with the Company. No service has been credited under Retirement Plan A since September 30, 2006. Mr. Hodnik's credited service under Retirement Plan B reflects the actual years that he was a participant in Retirement Plan B.

[2]
For the Named Executive Officers, except Mr. Schober, the amounts shown in column (d) represent the discounted net present value of the annual annuity payments to which the Named Executive Officers would be entitled at retirement assuming they retire at age 62, the earliest age at which Named Executive Officers can receive unreduced pension benefits. Mr. Schober retired on June 30, 2014. The amounts shown for him represent the discounted net present value of the annuity payments he began receiving upon retirement. In addition to retirement age, the following assumptions were used to calculate the present value of accumulated benefits: discount rate of 4.30 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses. The amounts reflect the accumulated pension benefits over the years of credited service shown for each plan.

Pension Benefits Discussion

Retirement Plan A is a defined benefit pension plan that is intended to be tax-qualified and covers some of our nonunion employees, including the Named Executive Officers. Pension benefits are calculated based on years of service and final average earnings. As a result of a Company-wide nonunion benefit change, no employee, including Named Executive Officers, has accrued additional credited service under Retirement Plan A after September 30, 2006. The Retirement Plan A pension benefit is calculated as a life annuity using the following formula:

0.8%	×	(years of credited service from July 1, 1980 through September 30, 2006)	×	final average earnings*
plus (for Named Executive Officers hired before July 1, 1980):
10%	+	(1% × years of credited service prior to July 1, 1980)	×	final average earnings*

Mr. Hodnik is also entitled to a pension benefit under Retirement Plan B based on positions previously held with the Company. Retirement Plan B is a defined benefit pension plan that is intended to be tax-qualified and that covers the majority of our union employees. Mr. Hodnik's credited service under Retirement Plan B reflects the actual years that he was a participant in Retirement Plan B. The Retirement Plan B pension benefit is calculated as a life annuity using the following formula:

10%	+	(1% × years of credited service)	×	final average earnings*

* Final average earnings includes the highest consecutive 48 months of salary and Results Sharing awards in the last 15 years of service for Plan A and 10 years of service for Plan B. Results Sharing was a broad-based profit-sharing program that was available to almost all employees prior to January 2009.

The remaining terms of Retirement Plan B are substantially the same as Retirement Plan A (Retirement Plan A and Retirement Plan B are collectively referred to as the Retirement Plans).

Normal retirement age under the Retirement Plans is age 65 with at least five years of continuous service with the Company. Named Executive Officers become eligible for an unreduced early-retirement benefit at age 62 if they have at least 10 years of continuous service, or at age 58 if they have at least 40 years of continuous service. Named Executive Officers are first eligible for a reduced early-retirement benefit at age 50 with at least 10 years of continuous service. Early-retirement benefits are calculated by reducing the retirement benefit by 4 percent for each year and partial year between age 62 and the early-retirement benefit commencement age. Mr. Hodnik, Mr. DeVinck, Mr. McMillan, and Mr. Adams are currently eligible to receive early-retirement benefits. As of December 31, 2014, Ms. Amberg had a vested Retirement Plan A benefit, but was not eligible to receive early retirement benefits. Mr. Schober, who retired on June 30, 2014, elected the normal form of benefit and began receiving Retirement Plan benefit payments on July 31, 2014.

Each Named Executive Officer is married. The normal form of Retirement Plan A benefit payment for married participants is a life annuity with a 60 percent surviving spouse benefit. The normal form of Retirement Plan B benefit payment for married participants is a life annuity with a 50 percent surviving spouse benefit. At normal retirement age, each optional form of benefit payment is the actuarial equivalent of the normal form of benefit payment for both Retirement Plans. The Retirement Plans do not provide for lump sum distributions unless the lump sum equivalent value is $10,000 or less. Once pension benefit payments have commenced, the benefit adjusts in future years to reflect changes in cost of living, with a maximum adjustment of 3 percent per year.

The Tax Code limits both the annual earnings that may be considered in calculating benefits under the Retirement Plans and the annual benefit amount that the Retirement Plans may deliver to a Named Executive Officer. The SERP plans are designed to provide supplemental pension benefits, paid out of general Company assets, to eligible executives including the Named Executive Officers, in amounts sufficient to maintain total pension benefits upon retirement at the level which would have been provided by our Retirement Plans if benefits were not restricted by the Tax Code.

The SERP formula is calculated as follows:

0.8%	×	(years of credited service from July 1, 1980 through retirement or termination date)	×	SERP final average earnings*
plus (for Named Executive Officers hired before July 1, 1980):
10%	+	(1% x years of credited service prior to July 1, 1980)	×	SERP final average earnings*

* SERP final average earnings includes the sum of the Named Executive Officer's (i) annual salary and Results Sharing awards in excess of the Tax Code limits imposed on Retirement Plan A and (ii) AIP awards over the highest consecutive 48-month period. The highest consecutive 48-month period for (i) and (ii) above can be different; however, both must fall within the last 15 years of service.

The present value of each Named Executive Officer's SERP pension benefit as of December 31, 2014, is shown in the Pension Benefits table on page 45. The 2014 increase in the SERP II pension benefit value for each Named Executive Officer is included in column (g) of the Summary Compensation Table on page 37.

Each Named Executive Officer has elected a date when his or her SERP retirement benefit payments will commence and has elected the form of benefit payment. The normal form of payment for SERP II is a 15-year annuity. The optional forms of payment for SERP II benefits are a life annuity or a lump sum, each of which is actuarially equivalent to the normal form of payment.

SERP II benefits vest and become payable only if the Named Executive Officer (i) retires after reaching age 50 with 10 years of service, (ii) becomes disabled after reaching age 50 with 10 years of service, or (iii) reaches age 50 after becoming disabled with 10 years of service. Vested SERP II benefit payments commence upon the earlier of retirement or disability, or if a disability occurs prior to vesting, the earlier of attaining age 65 or the date of death. Payment of the SERP II benefits accrued after December 31, 2004 is accelerated upon a termination of employment in connection with a change in control under the CIC Severance Plan.

In all other respects, the eligibility requirements for SERP retirement benefits and the calculation of SERP early retirement benefits are the same as Retirement Plan A's eligibility requirements and early retirement benefits discussed above. As of December 31, 2014, Mr. Hodnik, Mr. DeVinck, Mr. McMillan, and Mr. Adams have vested SERP retirement benefits; Ms. Amberg was not eligible to receive SERP retirement benefits because she has not reached age 50. Mr. Schober, who retired on June 30, 2014, elected the normal form of benefit and began receiving SERP retirement benefit payments on January 29, 2015 following a non-elective, six-month delay in benefit commencement.

Non-Qualified Deferred Compensation–2014
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Plan Name	Executive Contributions in 2014[1]	Company Contributions in 2014[2]	Aggregate Earnings in 2014[3]	Aggregate Withdrawals or Distributions in 2013	Aggregate Balance as of December 31, 2014[4]
Alan R. Hodnik	SERP I	$0	$0	$18,759	$0	$281,176
	SERP II	$62,008	$260,000	$27,544	$0	$713,607
Steven Q. DeVinck	SERP I	$0	$0	$295	$0	$7,304
	SERP II	$235,300	$0	$18,304	$0	$638,225
Deborah A. Amberg	SERP I	$0	$0	$8,740	$33,806	$255,756
	SERP II	$77,225	$12,467	$30,403	$0	$611,186
David J. McMillan	SERP I	$0	$0	$15,113	$0	$258,741
	SERP II	$90,856	$0	$25,157	$148,239	$443,845
Robert J. Adams	SERP I	$0	$0	$4,328	$0	$99,283
	SERP II	$0	$0	$3,177	$0	$49,983
Mark A. Schober	SERP I	$0	$0	$3,746	$1,015,978	$0
	SERP II	$27,428	$0	$10,324	$1,949,621	$0
	EIP II	$0	$0	$2,362	$117,505	$0

[1]
The amounts shown in column (c) include the following: (i) salary that was earned and deferred in 2014 (which is also reported in column (c) of the Summary Compensation Table–2014): Mr. Hodnik—$12,245, Mr. Schober—$15,647, Mr. McMillan—$55,035, and Mr. DeVinck—$89,937; (ii) incentive compensation that was earned in 2014 and deferred in 2015 (which is also reported in column (e) of the Summary Compensation Table–2014 ): Ms. Amberg—$77,225, Mr. McMillan—$26,791, and Mr. DeVinck—$139,878; (iii) the SERP annual make-up award that was earned in 2014 and deferred in 2015 (which was also reported in column (h) of the Summary Compensation Table–2014): Mr. Hodnik—$49,763, Mr. Schober—$11,780, Mr. McMillan—$9,029, and Mr. DeVinck—$5,485.

[2]
For Ms. Amberg, the amount shown in column (d) reflects the SERP annual make-up award that was earned in 2014 and automatically deferred in 2015 (which was also reported in column (g) of the Summary Compensation Table–2014). For Mr. Hodnik, the amount reflects $260,000 of the 2014 AIP award that was automatically deferred in 2015 (which is also reported in column (e) of the Summary Compensation Table–2014).

[3]
The amounts in column (e) represent unrealized and realized earnings based on the crediting rates associated with the investment funds selected by each Named Executive Officer and include above-market interest earned in 2014 on non-qualified deferred compensation balances (which was also reported in column (g) of the Summary Compensation Table–2014) as follows: Mr. Schober—$230. Above-market interest was calculated using a 4.18 percent rate of return, which exceeds 120 percent of the applicable federal long-term rate, or 3.77 percent.

[4]
The amounts in column (g) for the aggregate balance for the SERP II include compensation that was previously earned and reported in 2012 and 2013 in the Summary Compensation Table as follows: Mr. Hodnik—$413,023,

Mr. DeVinck—$163,840, Ms. Amberg—$90,387, Mr. McMillan—$119,474, and Mr. Schober—$468,957. These amounts have since been adjusted for investment performance (i.e., earnings and losses) and deferrals credited during 2014. The aggregate balances shown for the SERP I and the EIP II include compensation that was previously earned and reported in the Summary Compensation Table prior to 2009 and have since been adjusted for investment performance.

ALLETE provides a supplemental defined contribution benefit and a deferral account benefit to the Named Executive Officers. The SERP II supplemental defined contribution benefit provides a benefit that is substantially equal to the benefit the Named Executive Officer would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under the ALLETE and Affiliated Companies Flexible Compensation Plan and the RSOP. Annually, each Named Executive Officer may elect to defer to a SERP II deferral account, on a before-tax basis, some or all of his or her salary and AIP award. Named Executive Officers whose base salary is below the tax-qualified benefit plan's annual compensation limits may also elect to defer some or all of the SERP II defined contribution benefit. Named Executive Officers can select among different crediting rates to apply to deferral balances under the SERP Plans, which primarily match the investment options available to all employees under the RSOP. These investment options include mutual funds and similar investments. The Named Executive Officers may change their investment elections at any time. The amount of the 2014 SERP II defined contribution benefit received by each Named Executive Officer is included in column (h) of the Summary Compensation Table on page 37. The aggregate amount each Named Executive Officer elected to defer and the amount that the Company contributed to the SERP II in 2014 is shown in the Non-Qualified Deferred Compensation table above.

Each Named Executive Officer has elected a date when benefit payments from his or her SERP I and SERP II deferral accounts will commence and has elected the form of benefit payment. Generally, SERP I and SERP II deferral account benefit payments will not begin earlier than the elected commencement date. However, for contributions made prior to January 1, 2005, the full SERP I deferral account balance will be paid prior to the scheduled commencement date to any Named Executive Officer who is not eligible to retire at the time he or she terminates employment with the Company. In addition, a Named Executive Officer may request an early distribution of some or all of his or her SERP I deferral account balance upon a demonstrated severe financial need or, at any time prior to the elected commencement date, may elect an early withdrawal of contributions made to his or her account prior to January 1, 2005, subject to a 10 percent early withdrawal penalty.

A Named Executive Officer is not allowed to elect to receive an early withdrawal of amounts contributed after January 1, 2005 to his or her SERP II deferral account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee. Contributions made to a SERP II deferral account after December 31, 2004 will be paid in full upon a termination of employment in connection with a change in control.

A Named Executive Officer may elect to receive his or her SERP deferral account balance in the form of either a lump sum payment or monthly installments over a 5-, 10-, or 15-year period, or a combination of both. A Named Executive Officer who retires will receive a fixed 7.5 percent annual interest crediting rate on his or her deferral account balance until paid in full.

Prior to 1996, the Company also provided its executives an opportunity to elect to defer salary and AIP awards under the Minnesota Power and Affiliated Companies EIP II, a non-qualified deferred compensation plan.
Mr. Schober participated in the EIP II, which has not accepted deferrals since 2002 and has been closed to new contributions since then. The Company resets the crediting rate under the EIP II annually at 120 percent of the rolling average of the 10-year Treasury Note. Mr. Schober's EIP II benefits commenced upon his retirement. Pursuant to his election, Mr. Schober will receive monthly annuity payments over a ten-year period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The CIC Severance Plan covers each Named Executive Officer. Under the CIC Severance Plan, a change in control generally means any one of the following events:

•	Acquisition by any person, entity, or group acting together of more than 50 percent of the total fair market value or total voting power of Common Stock;

•	Acquisition in any 12-month period of 40 percent or more of the Company's assets by any person, entity, or group acting together;

•	Acquisition in any 12-month period of 30 percent or more of the total voting power of Common Stock by any person, entity, or group acting together; or

•
A majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election.

Each Named Executive Officer is entitled to receive specified benefits in the event his or her employment is involuntarily terminated six months before or up to two years after a change in control. An involuntary termination is deemed to occur if (i) the Company terminates the employment of the Named Executive Officer other than for cause, or (ii) the Named Executive Officer resigns from his or her employment with good reason. Cause generally includes reasons such as failure to perform duties, willful misconduct, or felony convictions. Good reason generally means a material reduction in the Named Executive Officer's responsibilities or authority; a material reduction in his or her supervisory responsibilities or authority; a material reduction in base salary, incentive compensation, or other benefits; a material breach by the Company of an agreement under which a Named Executive Officer provides services; or reassignment to another geographic location more than 50 miles from the Named Executive Officer's current job location.

Under the CIC Severance Plan, Mr. Hodnik, Mr. DeVinck, Ms. Amberg and Mr. McMillan would be entitled to receive a lump sum severance payment of 2.5 times their annual compensation as of December 31, 2014. Mr. Adams would receive a severance payment of 1.5 times his annual compensation. Annual compensation includes base salary and an amount representing a target award under the AIP in effect for the year of termination. The CIC Severance Plan has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the Named Executive Officer would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

The AIP and LTIP also have change in control features. Under the AIP, in the event of a change in control (as defined by the AIP), any award earned will be prorated based on the number of months in the performance year elapsed as of the date of the change in control. Under the LTIP, in the event of a change in control (as defined by the LTIP), restrictions in RSU grants would be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest. If the RSU grants were fully assumed by the successor corporation or its parent company, however, the RSUs would be prorated and immediately vest upon a participant's termination of employment by the successor corporation for reasons other than cause within 18 months of the change in control. If a change in control were to occur, PSAs would immediately pay out on a prorated basis at the greater of target level or the level earned based on then-current actual TSR ranking.

As a condition of receiving payments under the CIC Severance Plan, participants must sign a waiver of potential claims against the Company and must agree not to disclose confidential information, engage in any business in competition with the Company for a period of one year, recruit any employee or Director of the Company for employment for a period of two years, or publicly criticize the Company.

Because he retired on June 30, 2014, Mr. Schober would not have been entitled to receive any payments in connection with a change in control on December 31, 2014.

Estimated Potential Payments Upon Termination Associated with a Change in Control
The following table illustrates the value that the Named Executive Officer would have received if a change in control had occurred on December 31, 2014, and if, as a result, the Named Executive Officer's employment had been terminated on the same date:

	Mr. Hodnik	Mr. DeVinck	Ms. Amberg	Mr. McMillan	Mr. Adams	Mr. Schober[10]
Severance Payment[1]	$2,415,909	$1,021,650	$898,870	$978,390	$539,353	$0
Annual Incentive Plan[2]	$0	$0	$0	$0	$0	$0
Unvested Stock Options[3]	$0	$0	$0	$0	$0	$0
Performance Shares[4]	$1,237,737	$157,931	$290,005	$196,599	$134,818	$0
Unvested RSUs[5]	$240,462	$38,438	$67,188	$46,434	$33,508	$0
SERP II Pension[6]	$0	$0	$0	$0	$0	$0
SERP II Defined Contribution[6]	$0	$0	$0	$0	$0	$0
Benefits[7]	$55,374	$52,472	$53,424	$54,204	$18,415	$0
Outplacement Services[8]	$25,000	$25,000	$25,000	$25,000	$25,000	$0
Total Payments[9]	$3,974,482	$1,295,491	$1,334,487	$1,300,627	$751,094	$0

[1]
The values for severance payments were calculated based on December 31, 2014 base salary, target AIP, and the applicable severance benefit multiple of salary. Under the CIC Severance Plan, if payments constitute "excess parachute payments" within the meaning of Tax Code Section 280G, the payments would be reduced only if the executive would receive a greater net after-tax benefit than he or she otherwise would receive with no reduction in payments.

[2]	The performance period ended on December 31, 2014. Therefore, no benefit acceleration would have occurred under this scenario.

[3]	All stock options were vested and exercisable as of December 31, 2014.

[4]
Outstanding performance shares for the 2012-2014, 2013-2015, and 2014-2016 performance periods would accelerate under this scenario. The award values shown assume performance shares would be paid on a prorated basis based on the greater of actual performance or target as of December 31, 2014. The award values shown assume performance shares would be prorated and paid at 100 percent of target for all outstanding performance periods. Award values were based on the $55.14 closing price of Common Stock on December 31, 2014.

[5]	The award values for RSUs were calculated and prorated based on the $55.14 closing price of Common Stock on December 31, 2014.

[6]	The CIC Severance Plan does not provide for any additional age or service credit for supplemental executive retirement benefits.

[7]
The values for benefit payments were based on the applicable severance multiplier times the sum of (i) medical, dental, and basic group term life insurance benefit premiums, and (ii) Company contributions under the Flexible Compensation Plan.

[8]
The Company will pay outplacement service providers directly up to the amount shown for the cost of outplacement services provided to the Named Executive Officers. No amount will be paid unless the Named Executive Officers choose to utilize outplacement services within the time frame specified in the CIC Severance Plan.

[9]
The CIC Severance Plan provides that if payments are delayed as a result of Tax Code Section 409A, interest is required to be paid at the short-term applicable federal rate. The amounts shown exclude interest.

[10]	Because Mr. Schober retired on June 30, 2014, he would not have been eligible to receive any payments upon a change in control on December 31, 2014.

Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death
The LTIP also provides for immediate accelerated vesting of RSUs, on a prorated basis, upon the retirement, disability, or death of a Named Executive Officer. Named Executive Officers have three years from retirement and one year from disability to exercise outstanding stock options; their beneficiaries must exercise outstanding stock options within one year of a Named Executive Officer's death. Named Executive Officers may be entitled to a prorated PSA upon retirement, disability, or death if TSR performance goals are achieved at the conclusion of the three-year performance period. The following table illustrates the value Named Executive Officers would have received solely in connection with accelerated vesting triggered by a retirement, disability, or death, had the event occurred on December 31, 2014, except as to Ms. Amberg for whom retirement would not have been a potential triggering event.

	Mr. Hodnik	Mr. DeVinck	Ms. Amberg	Mr. McMillan	Mr. Adams	Mr. Schober
Annual Incentive Plan[1]	$0	$0	$0	$0	$0	$0
Unvested Stock Options[2]	$0	$0	$0	$0	$0	$0
Performance Shares[3]	$283,654	$28,163	$56,324	$37,531	$28,163	$49,261
Unvested RSUs[4]	$240,462	$38,438	$67,188	$46,434	$33,508	$62,198
Total Payments	$524,116	$66,601	$123,512	$83,965	$61,671	$111,459

[1]	Because the performance period ended on December 31, 2014, no acceleration of benefits would have occurred under this scenario.

[2]	All stock options were vested and exercisable as of December 31, 2014.

[3]
Outstanding performance shares for the performance periods 2012-2014, 2013-2015, and 2014-2016 would be earned on a prorated basis under this scenario if TSR performance goals were achieved at the conclusion of the three-year performance period. The values are based on TSR performance through December 31, 2014 at 60 percent of target for the 2013-2015 performance period; based on TSR performance through December 31, 2014, no amount is included for performance periods 2012-2014 and 2014-2016. Award values were based on the $55.14 closing price of Common Stock on December 31, 2014. Mr. Schober retired on June 30, 2014 and was eligible to receive a prorated payment if the LTIP performance targets are achieved. Mr. Schober's 2013 grant was prorated at 8/36ths.

[4]
The award values for RSUs were calculated and prorated based on the $55.14 closing share price on December 31, 2014. Mr. Schober's Restricted Stock Units vested pro rata upon his June 30, 2014 retirement date. The 2012 grant was prorated at 30/36ths, the 2013 grant was prorated at 18/36ths and the 2014 grand was prorated at 6/36ths. His valuation for income tax purposes was on January 7, 2015 at $55.52 per share.

Estimated Additional Payments Due to Long-Term Disability
Typically ALLETE employees, including the Named Executive Officers, who become disabled may, while on long-term disability, continue to be treated as employees for certain purposes, including remaining eligible to earn retirement plan contributions and credited service for purposes of calculating the SERP II benefit until the earlier of voluntary resignation or reaching normal retirement age. The following table sets forth the estimated additional SERP II benefit that would have been earned by each Named Executive Officer if he or she had gone on long-term disability on December 31, 2014.

	Mr. Hodnik	Mr. DeVinck	Ms. Amberg	Mr. McMillan	Mr. Adams	Mr. Schober[2]
Additional SERP II Benefit[1]	$0	$45,213	$502,235	$70,527	$41,124	$0

[1]
The amounts shown represent the difference between the discounted net present values of the annual annuity payments to which the Named Executive Officers would be entitled upon a long-term disability occurring on December 31, 2014, and a termination of employment at normal retirement age. The following assumptions were used to calculate the amounts shown above: each Named Executive Officer became disabled on December 31, 2014 and remained on disability until reaching normal retirement age; discount rate of 4.93 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses.

[2]	Because Mr. Schober retired on June 30, 2014, he would not have been eligible to receive any additional SERP II benefit if he had become disabled on December 31, 2014.

Named Executive Officers do not receive any other enhancements to their retirement benefits upon termination of employment other than in connection with a change in control or becoming disabled as described above. Vested retirement benefits become payable upon termination of employment as discussed in the Pension Benefits Discussion starting on page 46. The SERP and EIP II deferral account benefits become payable upon termination of employment as described following the Non-Qualified Deferred Compensation table beginning on page 48.

DIRECTOR COMPENSATION

The following table sets forth the non-employee Director compensation earned in 2014:

Director Compensation—2014
(a)	(b)	(c)	(d)
Name	Fees Earned or Paid in Cash[1]	Stock Awards[1,2]	Total
Kathryn W. Dindo	$59,000	$65,000	$124,000
Sidney W. Emery, Jr.	$65,043	$64,957	$130,000
George G. Goldfarb	$59,000	$65,000	$124,000
James S. Haines, Jr.	$57,543	$64,957	$122,500
James J. Hoolihan	$62,543	$64,957	$127,500
Heidi E. Jimmerson	$71,710	$64,957	$136,667
Madeleine W. Ludlow	$65,043	$64,957	$130,000
Douglas C. Neve	$69,000	$65,000	$134,000
Leonard C. Rodman	$66,500	$65,000	$131,500
Bruce W. Stender	$51,217	$0	$51,217

[1]
The amount shown for Mr. Stender includes prorated retainer fees he received for his service as Director through his retirement from the Board on May 12, 2014. Ms. Dindo and Mr. Neve elected to defer their 2014 stock retainer fees; Mr. Goldfarb and Mr. Rodman elected to defer all of their eligible Director retainer fees. These amounts were deferred under the Deferral Plan II. Directors who elected to receive their 2014 stock retainer in Common Stock received a small fractional-share cash payment. Mr. Hodnik received no additional compensation in connection with his Board service and, therefore, is not included in the table.

[2]
The amounts shown in column (c) reflect the grant date fair value of the annual stock retainer paid on June 2, 2014. On that date, each Director earned 1,327 shares of Common Stock valued at $48.95 (the five-day average closing price, including the date that is ten calendar days prior to June 2, 2014).

The Compensation Committee has primary responsibility for developing and evaluating the non-employee Director compensation programs. The Board approves the non-employee Director compensation programs. Employee Directors receive no additional compensation for their services as Directors. Accordingly, Mr. Hodnik received no additional compensation as a Director or Board Chair.

The Company pays each non-employee Director under the terms of the ALLETE Director Stock Plan an annual retainer fee, a portion of which is paid in cash and a portion of which is paid in Common Stock as set forth below:

2014 Non-Employee Director Retainer Fees
	Cash	Stock
Lead Director	$75,000	$65,000
All Other Directors	$50,000	$65,000

In addition, the Company pays each non-employee Director, other than the Lead Director, an annual cash retainer fee for each committee and chair assignment as set forth below:

2014 Non-Employee Committee Retainer Fees
	Member Fee	Chair (Includes Member Fee)
Audit Committee	$9,000	$19,000
Compensation Committee	$7,500	$15,000
Corporate Governance Committee	$7,500	$12,500

Committee retainer fees are prorated based on the actual term of service per year.

The Lead Director receives her respective cash retainer and the Director stock retainer fee, but does not receive any other committee or chair retainers. Directors may elect to receive all or part of the cash portions of their retainer fees in Common Stock.

The Company provides a deferral account benefit to the Directors under the terms of the Deferral Plans. On December 31, 2004, the Company froze Deferral Plan I with respect to all deferrals. Effective January 1, 2005, the Company established Deferral Plan II to comply with Section 409A of the Tax Code. Deferral Plan II governs all cash retainers initially deferred after December 31, 2004. On May 1, 2009, the Board amended Deferral Plan II to permit Directors to elect to defer their stock retainers.

Annually, each Director may elect to defer to a Deferral Plan II cash account some or all of his or her cash retainer fees. Directors can select among different investment crediting rates to apply to deferral cash account balances under the Deferral Plans. These investment options include mutual funds and similar investments. The Directors may change their investment elections at any time. Annually, each Director may elect to defer to a Deferral Plan II stock account some or all of his or her stock retainer fees. Deferred stock retainer fees are credited to a Director's stock account which mirrors the performance of our Common Stock and is credited with dividend equivalents equal to cash dividends that are declared and paid on our Common Stock.

Each Director elects a date when benefit payments from his or her Deferral Plan I and Deferral Plan II accounts will commence and the form of benefit payment. Generally, Deferral Plan I and Deferral Plan II account benefit payments will not begin earlier than the elected commencement date. Directors may, however, request an early distribution of some or all contributions made to his or her Deferral Plan I account prior to January 1, 2005, subject to a 10 percent early withdrawal penalty.

A Director is not allowed to elect to receive an early withdrawal of amounts contributed to his or her Deferral Plan II account after January 1, 2005, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee.

A Director may elect to receive his or her Deferral Plan cash and stock account balances in the form of either a lump sum payment or annual installments over a 5-, 10-, or 15-year period, or a combination of both. A Director's Deferral Plan cash account balance will be credited or debited with notional gains or losses until the balance has been paid in full. A Director will receive dividend equivalents on his or her Deferral Plan II stock account balance until paid in full.

ITEM NO. 3—APPROVAL OF THE ALLETE EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN

We are asking shareholders to approve a new executive compensation plan. On January 22, 2015, the Board adopted the ALLETE Executive Long-Term Incentive Compensation Plan, subject to shareholder approval at the 2015 Annual Meeting. If approved by a majority of votes cast at the Annual Meeting, the plan will become effective as of January 1, 2016.

The ALLETE Executive Long-Term Incentive Compensation Plan is designed to replace the current LTIP, which by its terms does not allow for any new grants after December 31, 2015, the ten-year anniversary of the current LTIP's effective date. To distinguish between the current LTIP and the ALLETE Executive Long-Term Incentive Compensation Plan that you are being asked to approve at the 2015 Annual Meeting, the summary and discussion below refers to the former as the "Prior Plan" and "2016 LTIP."

Highlights of the 2016 LTIP
☑	No Liberal Share Counting or "Share Recycling"
☑	No Repricing or Cash Buyouts of Stock Options and SARs
☑	Change in Control "Double-Trigger" Vesting for RSUs and Restricted Stock
☑	Administered by Compensation Committee Comprised of Independent Directors
☑	Awards Subject to Forfeiture/Clawback
☑	Hedging, Pledging, and Short Sales Prohibited
☑	No Dividend Equivalents Paid on Unvested Grants
☑	Material Amendments Require Shareholder Approval

Summary of the 2016 LTIP

The material features of the 2016 LTIP are summarized below. This summary is not intended to be a complete description of the 2016 LTIP and is qualified, in its entirety, by reference to the text of the 2016 LTIP. A copy of the 2016 LTIP is set forth in Appendix A to this Proxy Statement.

Purpose. As discussed in the Compensation Discussion and Analysis starting on page 20, long-term equity compensation plays an important part in the ALLETE's pay-for-performance philosophy. The 2016 LTIP will permit grants of RSUs, restricted stock, PSAs, performance units, non-incentive stock options, incentive stock options, stock appreciation rights, and other stock or cash grants. The purpose of the 2016 LTIP is to promote the success and enhance the value of the Company by linking participants' personal interests to those of Company shareholders and customers, providing participants with an incentive for outstanding performance. The 2016 LTIP is further intended to enhance the Company's ability to attract and retain exceptionally qualified individuals upon whom the Company's sustained progress, growth and profitability largely depend.

Administration. The 2016 LTIP will be administered by the Compensation Committee, which is comprised solely of Directors who are: (a) "non-employee directors" as contemplated by Rule 16b-3 under the Exchange Act; (b) "outside directors" as contemplated by Section 162(m) of the Tax Code; and (c) "independent directors" as contemplated by Section 303A.02 of the NYSE Listed Company Manual.

The Compensation Committee's authority will include the right to: make grants; determine the size and types of grants; establish terms and conditions for each grant; interpret the plan and any agreement or instrument entered into pursuant to the plan; establish, amend or waive plan administration rules; amend the terms and conditions of any outstanding grant; delay issuance of Common Stock or suspend a participant’s right to exercise a grant to comply with applicable laws; determine the duration and purposes of leaves of absence that may be granted to a participant without constituting termination of his or her employment for plan purposes; authorize any person to execute, on behalf of the Company, any instrument required to carry out the plan's purposes; correct any defect, supply any omission, or reconcile any inconsistency in the plan or any grant; make determinations that it determines to be necessary or advisable for the plan administration; and address participants' claims, including resolving disputed issues of fact.

The Compensation Committee may, in its sole discretion, delegate any or all of its authority to administer the plan to any other persons or committee; provided, however, that any delegation will only be permitted to the extent permissible under Tax Code Section 162(m), applicable securities laws, and NYSE rules.

Shares Available for Grants. Subject to adjustment as provided in the 2016 LTIP, the aggregate number of Common Stock shares that will be available for issuance through grants made pursuant to the 2016 LTIP will be the sum of: (1) 300,000 Common Stock shares newly authorized by shareholders with the 2016 LTIP and (2) any Common Stock shares previously authorized for grants pursuant to the Prior Plan that either remain available for issuance as of the effective date of the 2016 LTIP or are subject to outstanding grants that subsequently terminate by expiration, forfeiture, or otherwise without the issuance of such shares.

Common Stock shares subject to a grant will not be made available again for issuance pursuant to the 2016 LTIP if those shares are: subject to a stock option or a stock-settled stock appreciation right and were not issued upon the settlement or exercise of such option or stock appreciation right; delivered to or withheld by the Company to pay the exercise price or the withholding taxes related to a stock option or stock appreciation right; or repurchased on the open market with the proceeds of an option exercise.

Shares related to a grant that terminates by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares will be available again for grants.

Eligibility. The Compensation Committee may select any employee to receive a Grant, provided, however, that ISOs may only be awarded to key employees of the Company or a subsidiary within the meaning of Section 422 of the Tax Code.

Award Types.

•
RSUs and Restricted Stock. Grants of RSUs represent the future right to receive Common Stock, an equivalent cash value, or a combination of Common Stock and cash. Grants of restricted stock represent a current award of Common Stock. Each RSU or restricted stock award will be subject to certain restrictions and risk of forfeiture according to terms set by the Compensation Committee in the grant. The Compensation Committee may permit a participant to defer payment of Common Stock related to an RSU so long as such deferral is made pursuant to a deferred compensation plan offered by the Company and satisfies the requirements of Tax Code Section 409A.

•
Performance Shares and Performance Units. Grants of PSAs or performance units represent the future right to earn Common Stock, an equivalent cash value, or a combination of Common Stock and cash based on achieving performance goals over a specified performance period, both as set by the Compensation Committee in the grant.

•
Stock Options and Stock Appreciation Rights. Grants of stock options give the participant the right to purchase Common Stock at a specified price during specified time periods. Grants of SARs give the participant the right to receive for each SAR the excess, if any, of the fair market value of one share of Common Stock on the date of exercise over the base price of the SAR. The exercise price of a stock option or the base price of a SAR granted under the 2016 LTIP may not be less than the fair market value of the Common Stock on the date of grant. Stock option and SAR grants will have a maximum duration of ten years.

•
Other Grants. The Compensation Committee may make other grants that can include, without limitation, grants of Common Stock based on certain conditions, cash payments based on attaining performance goals or other criteria, and the payment of Common Stock in lieu of cash under other Company incentive or bonus programs. Payment or settlement of any such grants will be made in the manner and at such times as the Compensation Committee may determine.

Performance Goals. The Compensation Committee may make grants of either Common Stock or cash intended to qualify as performance-based compensation within the meaning of Tax Code Section 162(m) for the purpose of making such grants fully deductible by the Company without regard to the general $1,000,000 deduction limit. With respect to such grants, the Compensation Committee must establish objectively determinable performance goals and the performance periods must be one year or longer. Performance goals for such grants will be based on one or more of the following criteria:

•	total shareholder return (i.e., increase in shareholder value measured by adding Common Stock appreciation and declared dividends);

•	return on invested capital, assets, or net assets;

•	share earnings;

•	cash flow;

•	cost of services to consumers;

•	revenue;

•	sales;

•	operating income;

•	net income;

•	stock price;

•	return on shareholders’ equity;

•	economic value created;

•	customer satisfaction;

•	customer service quality; or

•	operating effectiveness.

Performance goals within the above-listed criteria may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the grant. If applicable tax and securities laws change to permit the Compensation Committee discretion to alter the governing performance goals without obtaining shareholder approval for such changes and without losing any income tax benefits to the Company, the Compensation Committee shall have sole discretion to make such changes without obtaining shareholder approval.

Each qualified performance-based grant (other than a market-priced option or SAR) will be earned, vested and payable only upon achievement of the performance goals established in the grant, along with the satisfaction of any other term or condition, such as continued employment, as the Compensation Committee deems appropriate. The Compensation Committee may not waive the requirement to achieve the applicable performance goals, except in the case of the participant's death or disability, or under such other conditions where such waiver will not jeopardize the treatment of other grants as performance-based compensation under Tax Code Section 162(m). The Compensation Committee may adjust downwards, but not upwards, the amount payable pursuant to a qualified performance-based grant. The Compensation Committee may adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (1) asset write-downs, (2) litigation or claim judgments or settlements, (3) the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results, (4) accruals for reorganization and restructuring programs and (5) any unusual or infrequently occurring items as described in Accounting Standards Codification 225 (as amended by Accounting Standards Update No. 2015-01) or in management’s discussion and analysis of financial condition and results of continuing operations appearing in the Company’s annual report to shareholders for the applicable year.

Shareholder Rights. Except as provided in the plan or a grant pursuant to the plan, no participant will have any Common Stock subject to such grant or any of the rights of a shareholder unless and until such participant has satisfied all requirements for exercise or vesting of the grant pursuant to its terms, shares have actually been issued, restrictions imposed on the shares, if any, have been removed, and the Common Stock is entered in the records of the duly authorized transfer agent of the Company.

Dividend Equivalents. Participants receiving a grant (other than stock options or SARs) may be entitled to receive dividend equivalents, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Common Stock shares or otherwise reinvested. Dividends or dividend equivalents shall only become payable if and to the extent the underlying grant vests, regardless of whether or not vesting is contingent upon continued employment, the achievement of performance goals, or both.

Tax Code Limits on Awards. So that grants may satisfy certain Tax Code limits and qualify as "performance-based compensation" under Tax Code Section 162(m), the 2016 LTIP contains the following limitations:

•	No more than an aggregate of 500,000 Common Stock shares may be issued under ISOs.

•	The maximum number of Common Stock shares subject to either RSUs or Restricted Stock Grants that may be granted to any single participant during any one calendar year is 200,000.

•	The maximum amount of performance units to be settled in cash that may be granted to any single participant during any one calendar year is $2,500,000.

•
The maximum number of Common Stock shares subject to either PSAs or Performance Units to be settled in Common Stock that may be granted to any single participant during any one calendar year is 200,000.

•	The maximum number of Common stock shares subject to either stock options or SARs that may be granted to any single participant during any one calendar year is 200,000.

•	The maximum amount of cash-denominated other awards granted to any single participant during any one calendar year is $2,500,000.

•	The maximum number of Common Stock shares subject to share-denominated other grants which may be granted to any single participant during any one calendar year is 200,000.

Restrictions on Transfer. Except as provided by the Compensation Committee, no grant and no right under any such grant will be assignable, alienable, saleable, or transferable by a participant other than by will or by the laws of descent and distribution. If so determined by the Compensation Committee, a participant may, however, in the manner established by the Compensation Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant with respect to any grant upon the participant's death. Each grant, and each right under any grant, will be exercisable during the participant’s lifetime, only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. The Compensation Committee may impose such restrictions on any Common Stock acquired pursuant to a grant as it deems advisable, including, without limitation, restrictions to comply with applicable federal securities laws, with the requirements of any stock exchange upon which such the Common Stock is then listed, and with any blue sky or state securities laws applicable to such Common Stock.

Hedging, Pledging, and Short Sales Prohibited. No grant and no right under any such grant may be pledged, alienated, attached, or otherwise encumbered. Any purported pledge, alienation, attachment, or encumbrance will be void and unenforceable against the Company or any subsidiary of the Company.

Compensation Recovery Policy. Incentive award grants made pursuant to the 2016 LTIP will be subject to the Compensation Recovery Policy, which is discussed in detail the Compensation Discussion and Analysis on page 31.

Termination of Employment. Each grant will set forth the extent to which the right to vest, exercise or receive payout of a grant will continue following termination of the participant’s employment with the Company, and any forfeiture provisions. Such provisions shall be determined by the Compensation Committee, shall be included in the Grant, need not be uniform among all grants or among participants, and may reflect distinctions based on the reasons for termination of employment.

Change in Control. Unless specifically prohibited by the plan or unless the Compensation Committee provides otherwise prior to the change in control, upon the occurrence of a change in control:

•
Any period of restriction and other restrictions imposed on RSUs and Restricted Stock shall be deemed to have expired. No period of restriction and other restrictions will be deemed to have expired, however, if and to the extent that an RSU or restricted stock grant is, in connection with the change in control, fully assumed by the successor corporation or parent thereof. In such case, any period of restriction and other restrictions imposed on RSUs and restricted stock shall be deemed to have expired upon a participant's termination of employment by the successor corporation for reasons other than cause within 18 months following the occurrence of the change in control;

•
With respect to outstanding grants of PSAs, performance units and other performance-based grants, the Compensation Committee (i) shall determine the greater of (x) the payout at 100% of the number of PSAs or performance units granted for the entire performance period and (y) the payout based upon actual performance for the performance period ending as of the effective date of the change in control (in either case after giving effect to the accumulation of dividend equivalents), and (ii) shall pay to the participants the greater of such amounts, prorated based upon the number of complete and partial calendar months within the performance period which have elapsed as of the effective date of the change in control in relation to the number of calendar months in the full performance period. Payment shall be made in cash or in stock as determined by the Compensation Committee;

•
All earned PSAs, performance units, and other performance-based grants (as increased by any dividend equivalents to the date of payment) not yet paid out shall be paid out immediately, in cash or in stock, as determined by the Compensation Committee; and

•	Any and all stock options and SARs shall become immediately exercisable.

Adjustments. In the event of a transaction between the Company and its shareholders that causes the per share value of Common Stock to change (including, without limitation, a merger, reorganization, recapitalization, stock dividend, extraordinary cash dividend, stock split, reverse stock split, spin-off), the Compensation Committee will make adjustments and other substitutions to the 2016 LTIP and to grants as the Committee deems equitable or appropriate. Such adjustments may include, without limitation, adjustments in: the aggregate number, class, and kind of securities that may be delivered, in the aggregate or to any one participant; and in the number, class, kind, and option or exercise price of securities subject to outstanding grants.

Prohibition on Repricing or Cash Buyouts. Other than as part of an adjustment in connection with a transaction described above, at any time when the exercise price of a stock option or SAR is above the fair market value of Common Stock, the Company shall not, without stockholder approval, reduce the purchase price of such stock option or SAR and shall not exchange such stock option or SAR for a new grant with a lower (or no) purchase price or for cash.

Tax Withholding. The Company will have the power and the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the participant's FICA obligation) required by law to be withheld with respect to a grant; provided, however, with respect to any grant that is subject to Tax Code Section 409A, the Company may, to the extent permitted by Section 409A, permit the acceleration of the time or schedule of a payment to pay the FICA amount, and any related income tax at source imposed by Tax Code Section 3401 on the FICA amount.

With respect to withholding required upon the exercise of stock options or SARs, upon the vesting of RSUs, the lapse of restrictions on Restricted Stock, or upon any other taxable event arising out of or as a result of grants, participants may elect, subject to the approval of the Compensation Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Common Stock shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction; provided, however, with respect to any grant that is subject to Tax Code Section 409A, the Company may, to the extent permitted by Section 409A, permit the acceleration of the time or schedule of a payment to pay the FICA amount, and any related income tax at source imposed by Tax Code Section 3401 on the FICA amount. All elections shall be made in writing, signed by the participant and irrevocable.

Claims Procedure. The 2016 LTIP sets forth mandatory claims procedures designed to reduce the likelihood of disputes between a participant and the Company in connection with the plan and, to the extent a dispute arises, to lessen the time, expense, complexity, and uncertainty associated with resolving the dispute. The claims procedures include the following: a one-year limit on a participant's right to bring a claim; requirements as to the form of claim; a requirement that any dispute based on a denied claim be resolved by binding arbitration; a six-month limit on a participant's right to request arbitration of a denied claim; specific rules for arbitration; deference given to administrative decisions unless they are arbitrary, capricious, or unlawful; and provisions related to venue, arbitration costs, and attorneys' fees.

Compliance with Tax Code Section 409A. Payments and benefits pursuant to the 2016 LTIP are intended to comply with Tax Code Section 409A, to the extent it applies, or an exemption therefrom, and, accordingly, to the maximum extent permitted, the plan will be interpreted and be administered to be in compliance with that regulation.

Amendment, Modification, and Termination. The Board may amend, suspend, or terminate the plan in whole or in part at any time; provided, however, that no amendment will be effective unless it has been approved by the requisite vote of the shareholders of the Company entitled to vote thereon if such shareholder approval is required for the plan to comply with Tax Code Section 422, Section 303A.08 of the NYSE Listed Company Manual, or any other applicable law, regulation, or rule. No termination, amendment, or modification shall adversely affect in any material way any outstanding grant, without the written consent of the participant holding such grant unless such termination, modification, or amendment is required by applicable law.

Benefits to Named Executive Officers and Others. No awards have been made under the 2016 LTIP. If the 2016 LTIP is approved, awards will be granted at the discretion of the Compensation Committee on or after January 1, 2016. Accordingly, future benefits under the 2016 LTIP are not determinable.

New Plan Benefits

Any awards made pursuant to the 2016 LTIP will be made at the discretion of the Compensation Committee. It is not possible at present to determine the amount or form of any award to be granted to any individual during the term of the 2016 LTIP.

Equity Compensation Plan Information

The following table sets forth the shares of Common Stock available for issuance under the Company's equity compensation plans as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[1]
Equity Compensation Plans Approved by Security Holders	66,279	$44.39	1,076,471
Equity Compensation Plans Not Approved by Security Holders	0	N/A	0
Total	66,279	44.39	1,076,471

[1]
Excludes the number of securities shown in the first column as to be issued upon exercise of outstanding options, warrants, and rights. The amount shown is comprised of: (i) 754,383 shares available for issuance under the LTIP in the form of options, rights, RSUs, performance shares, and other grants as approved by the Compensation Committee of the Board; (ii) 152,006 shares available for issuance under the Director Stock Plan as payment for a portion of the annual retainer payable to non-employee Directors; and (iii) 170,082 shares available for issuance under the ALLETE and Affiliated Companies Employee Stock Purchase Plan.

The Board recommends that the Company's shareholders vote “FOR” approval of the ALLETE Executive Long-Term Incentive Compensation Plan.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of five non-employee Directors, each of whom has been determined by the Board to be “independent” under ALLETE's Corporate Governance Guidelines, and within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and that Mr. Neve, Ms. Dindo, and Mr. Goldfarb are each an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee operates pursuant to a written charter that was reviewed and reaffirmed in January 2015. The current Audit Committee charter is available on the Company's website at www.allete.com/governance . The Audit Committee assists in the Board's oversight of the integrity of the Company's financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, both the internal and external audit processes, and internal controls over financial reporting. The Audit Committee reviews and recommends to the Board that the audited financial statements be included in the Annual Report.

During 2014, the Audit Committee met and held separate discussions with members of management and the Company's independent registered public accounting firm, PricewaterhouseCoopers, regarding certain audit activities and with the Company's director of internal audit regarding the plans for and results of selected internal audits. The Audit Committee reviewed the quarterly financial statements. It reviewed with management and the independent registered public accounting firm the effectiveness of internal controls over financial reporting and the Company's compliance with laws and regulations. The Audit Committee approved the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2015, subject to shareholder ratification. The Audit Committee received and reviewed the written disclosures and letter from PricewaterhouseCoopers specified by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed the firm's independence with the independent registered public accounting firm. The Audit Committee has received written material addressing PricewaterhouseCoopers' internal quality control procedures and other matters, as required by the NYSE listing standards.

The Audit Committee has: (i) reviewed and discussed the Company's Consolidated Financial Statements for the year ended December 31, 2014, with the Company's management and with the Company's independent registered public accounting firm; (ii) met with management to discuss all quarterly and annual financial reports prior to their issuance and to discuss significant accounting issues and management judgments; and (iii) discussed with the Company's independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB. Management represented to the Audit Committee that the Company's Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the above-mentioned review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services by the independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered public accounting firm, including compliance with the SEC's rules and regulations.
The Audit Committee will, as necessary, consider and, if appropriate, pre-approve the provision of additional audit and non-audit services by the independent registered public accounting firm that were not encompassed by the Audit Committee's annual pre-approval and that are not prohibited by law. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case basis, these additional audit and non-audit services, provided that the Chair shall promptly report any decisions to pre-approve such services to the Audit Committee.

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company's annual financial statements for the years ended December 31, 2014 and December 31, 2013, and fees billed for other services rendered by PricewaterhouseCoopers during those periods. All audit and non-audit services and fees for 2014 and 2013 were pre-approved by the Audit Committee. The Company has considered and determined that the provision of the non-audit services noted below is compatible with maintaining PricewaterhouseCoopers' independence.

	2014	2013
Audit Fees[1]	$1,563,466	$1,335,333
Audit-Related Fees[2]	251,011	21,628
Tax Fees[3]	147,950	153,544
All Other Fees[4]	2,100	5,000
Total	$1,964,527	$1,515,505

[1]
Audit fees were comprised of audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as required regulatory audits, subsidiary audits, accounting consultations, and services in connection with securities offerings.

[2]	Audit-related fees were comprised of consultation services related to business development activity and new system implementation.

[3]	Tax fees were comprised of tax consultation and planning services.

[4]	Other fees were comprised of license and maintenance fees for accounting research software.

March 24, 2015

Audit Committee

Douglas C. Neve, Chair
Kathryn W. Dindo
George G. Goldfarb
Leonard C. Rodman
Heidi E. Jimmerson, ex officio

ITEM NO. 4—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee recommends shareholder ratification of the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2015. PricewaterhouseCoopers has acted in this capacity since October 1963.

A representative of PricewaterhouseCoopers is expected to be present at the 2015Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratifying the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2015.

OTHER BUSINESS

The Board knows of no other business to be presented at the 2015 Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy form to vote pursuant to the proxies in accordance with their judgment in such matters.

All shareholders are respectfully asked to vote their proxies promptly so that the necessary vote may be present at the Annual Meeting.

Shareholder Proposals for the 2016 Annual Meeting
All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting scheduled for May 10, 2016, must be received by the Secretary of ALLETE at 30 West Superior Street, Duluth, MN 55802-2093 not later than November 27, 2015. The Company's Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered timely notice to the Company's Secretary. To be timely, advance notice for business to be brought before an Annual Meeting generally must be received not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding Annual Meeting. Therefore, for the Annual Meeting scheduled for May 10, 2016, ALLETE must receive a shareholder's notice between January 13, 2016, and February 12, 2016. A shareholder's notice must also comply with the informational and other requirements set forth in the Company's Bylaws. The persons to be named as proxies in the proxy cards relating to the 2016 Annual Meeting may have the discretion to vote their proxies in accordance with their judgment on any matter as to which ALLETE did not have notice in accordance with the advance notice provisions in the Company's Bylaws, without discussion of such matter in the Proxy Statement relating to the 2016 Annual Meeting.

By order of the Board of Directors,

/s/ Deborah A. Amberg
Deborah A. Amberg
Senior Vice President, General Counsel, and Secretary

March 24, 2015
Duluth, Minnesota

APPENDIX A

ALLETE
EXECUTIVE LONG-TERM
INCENTIVE COMPENSATION PLAN

Effective January 1, 2016

ALLETE
EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
Effective January 1, 2016

Article 1.    Establishment, Purpose and Duration

1.1    Establishment of the Plan. This plan document, containing the terms of the “ALLETE Executive Long-Term Incentive Compensation Plan,” (the “Plan”) will become effective following shareholder approval as of January 1, 2016 (the "Effective Date"), and applies to Grants on or after the Effective Date. The Plan permits the grant of RSUs, Restricted Stock, Performance Shares, Performance Units, NSOs, ISOs, SARs, and other stock or cash grants. Except as otherwise indicated, capitalized terms are defined in Article 16.

1.2    Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of Company shareholders and customers, providing Participants with an incentive for outstanding performance. The Plan is further intended to enhance the ability of the Company and its Subsidiaries to attract and retain exceptionally qualified individuals upon whom the Company’s sustained progress, growth and profitability largely depend.

1.3    Prior Plan. The Plan replaces the ALLETE Executive Long-Term Incentive Compensation Plan, originally effective January 1, 2006, and amended from time to time since then (the “Prior Plan”). No grants will be made pursuant to the Prior Plan after 2015, but the Prior Plan will remain in effect with respect to grants prior to the Effective Date.

1.4    Duration of the Plan. The Plan shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 11, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions; provided, however, in no event may a Grant be made on or after the tenth anniversary of the Effective Date.

Article 2.    Administration

2.1    The Committee. The Plan shall be administered by the Executive Compensation Committee of the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee, to the extent necessary, shall be comprised solely of Directors who are: (a) "non-employee directors" as contemplated by Rule 16b-3 under the Exchange Act; (b) "outside directors" as contemplated by Code Section 162(m); and (c) "independent directors" as contemplated by Section 303A.02 of the New York Stock Exchange Listed Company Manual.

2.2    Authority of the Committee. Subject to the Plan terms, applicable law, the Company’s Articles of Incorporation and Bylaws, and such other restricting limitations or directions as may be imposed by the Board, the Committee shall have full power and discretionary authority to:

(a)	determine the size and types of Grants;

(b)
determine the terms and conditions of each Grant, including without limitation, and to the extent applicable, the amount, the Exercise Price, the Exercise Period, vesting conditions, any vesting acceleration, any waiver of forfeiture restrictions, and any other restriction, condition, or limitation regarding any Grant or its related

Shares (including subjecting the Grant or its related Shares to compliance with restrictive covenants);

(c)	construe and interpret the Plan and any agreement or instrument entered into pursuant to the Plan;

(d)	establish, amend or waive rules and regulations for the Plan's administration;

(e)	amend the terms and conditions of any outstanding Grant (subject to the provisions of Article 11);

(f)	delay the issuance of Shares or suspend a Participant’s right to exercise a Grant as deemed necessary to comply with applicable laws;

(g)	determine the duration and purposes of leaves of absence that may be granted to a Participant without constituting termination of his or her employment for purposes of the Plan;

(h)	authorize any person to execute, on behalf of the Company, any instrument required to carry out the Plan purposes;

(i)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Grant in the manner and to the extent it shall deem desirable to carry the Plan into effect;

(j)	make any and all determinations which it determines to be necessary or advisable for the Plan administration; and

(k)	address claims submitted in accordance with Article 13, including resolving disputed issues of fact and interpreting plan provisions.

The Committee may, in its sole and absolute discretion, from time to time delegate any or all of its authority to administer the Plan to any other persons or committee as it deems necessary or appropriate for the proper Plan administration; provided, however, that any delegation shall only be permitted to the extent permissible under Code Section 162(m), applicable securities laws, and the rules of any securities exchange on which the Shares are listed. Any delegation shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation. At all times, the delegatee shall serve in such capacity at the pleasure of the Committee.
2.3    Decisions Binding. Except as provided in Article 13, all determinations and decisions made by the Committee pursuant to the Plan and all related Board decisions and actions shall be final, conclusive and binding on all persons, including the Company, its shareholders, employees, Participants and their estates and beneficiaries. The Committee shall consider such factors as it deems relevant to making its decisions, determinations and interpretations including, without limitation, the recommendations or advice of any Director, officer or employee of the Company and such attorneys, consultants and accountants as it may select. A Participant or other holder of a Grant may contest a decision or action by the Committee with respect to such person or Grant only in accordance with Article 13, and only on the grounds that such decision or action was arbitrary or capricious or was unlawful.

2.4    Costs. The Company shall pay all costs of Plan administration.

Article 3.    Shares Subject to the Plan

3.1    Number of Shares. Subject to Section 3.2, the aggregate number of Shares authorized for issuance pursuant to this Plan is the sum of: (a) 300,000 Shares newly authorized by shareholders with this Plan; and (b) any Shares authorized for grants pursuant to the Prior Plan that either remain available for issuance as of the Effective Date, or are subject to outstanding awards that subsequently terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such Shares. Shares may be authorized but unissued Shares or Shares purchased on the open market. Notwithstanding anything to the contrary, any Shares related to Grants that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares shall be available again for Grants. Shares subject to a Grant may not again be made available for issuance pursuant to the Plan if such Shares are: (i) Shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, (ii) Shares delivered to or withheld by the Company to pay the Exercise Price or the withholding taxes under Options or Stock Appreciation Rights, or (iii) Shares repurchased on the open market with the proceeds of an Option exercise.

3.2    Adjustments in Authorized Shares and Grants. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend, stock split, reverse stock split, spin-off, spilt-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Grants as the Committee deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Grants as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Grant shall always be a whole number and further provided that in no event may any change be made to an ISO which would constitute a modification within the meaning of Code Section 424(h)(3). Moreover, notwithstanding anything to the contrary, an adjustment to a Grant may not be made in a manner that would result in adverse tax consequences under Code Section 409A.

Article 4.    Eligibility

The Committee may select any Employee to receive a Grant; provided, however, that ISOs shall only be awarded to key Employees of the Company, or a Subsidiary, within the meaning of Section 422 of the Code.
Article 5.    Restricted Stock Units and Restricted Stock

5.1    Grant of Restricted Stock Units and Restricted Stock. The Committee may grant Awards of Restricted Stock Units, Restricted Stock, or both to an Employee at any time and from time to time.

5.2    Terms of RSUs and Restricted Stock. Each RSU or Restricted Stock Grant shall contain provisions regarding (a) the number or a formula for determining the number of Shares subject to the Grant, (b) the purchase price of the Shares, if any, and the means of payment, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable or vested, (d) such terms and conditions on the grant, issuance, vesting and forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares and (f) such further terms and conditions as may be determined from time to time by the Committee. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which RSUs or Restricted Stock shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market value of the Shares at the date of grant or issuance.

5.3    Vesting of RSUs and Restricted Stock. The grant, issuance, retention and vesting of RSUs or Restricted Stock shall be at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and the issuance, ability to retain and vesting of RSUs or Restricted Stock subject to continued employment, passage of time or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, which criteria may be based on financial performance and personal performance evaluations.

5.4    Settlement of RSUs; Lapse of Restrictions on Restricted Stock. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Grant Agreement. The Committee may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment of Shares related to an RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code and the deferral is pursuant to a deferred compensation plan offered by the Company or a Subsidiary. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed.

Article 6.    Performance Shares and Performance Units

6.1    Grant of Performance Shares and Performance Units. The Committee may grant, Performance Shares, Performance Units or both to an Employee at any time and from time to time.

6.2    Terms of Performance Shares and Performance Units. Each grant of Performance Shares or Performance Units shall contain provisions regarding (a) the number of Performance Shares or Performance Units granted or a formula for determining such, (b) the initial value (if applicable), (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Units granted, issued, retainable and vested, (d) such terms and conditions on the grant, issuance, vesting and forfeiture of the Shares as may be determined from time to time by the Committee, and (e) such further terms and conditions as may be determined from time to time by the Committee.

6.3    Earning of Performance Shares and Units. After the applicable Performance Period has ended, the holder of Performance Shares or Performance Units shall be entitled to receive payout with respect to the Performance Shares or Performance Units earned by the Participant over the Performance Period, to be determined by the Committee based on the extent to which the corresponding Performance Goals have been achieved.

6.4    Form and Timing of Payment of Performance Shares and Performance Units. Payment of earned Performance Shares and Performance Units shall be made following the close of the applicable Performance Period. The Committee may pay earned Performance Shares and Performance Units in cash or in Shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Performance Shares and Performance Units. Shares may be granted subject to any restrictions deemed appropriate by the Committee.

Article 7.    Stock Options and Stock Appreciation Rights

7.1    Grant of Options and SARs. The Committee may grant, Options, Stock Appreciation Rights or a combination thereof, to an Employee at any time and from time to time.

7.2    Terms of Options and SARs. Each grant of Options or SARs shall specify the Exercise Price, the duration, the number of Shares to which the Option or SAR pertains, the Exercise Period and such other provisions as the Committee shall determine. The Committee shall have complete discretion in determining the number of Shares subject to Options or SARs granted to each participant, and the terms and conditions pertaining to such Options or SARs. The Committee may grant ISOs, NQSOs or a combination thereof. Each Option Grant Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

7.3    Duration of Options and SARs. Each Option or SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option or SAR shall be exercisable later than the tenth (10th) anniversary of its date of grant.

7.4    Exercise of and Payment for Options and SARs. Options and SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each Grant or for each Participant. A Participant may exercise an Option or SAR at any time during the Exercise Period.

Options and SARs shall be exercised by the delivery of a written notice of exercise to the Company or its designated agent, setting forth the number of Shares with respect to which the Option or SAR is to be exercised, and, in the case of Options, accompanied by provisions for full payment for the Shares.
The Option Price upon exercise of any Option shall be payable to the Company in full: (a) in cash or its equivalent, (b) by tendering, either by actual or constructive delivery, previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, (c) by Share withholding, or (d) by any combination of (a), (b), and (c). To the extent not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, the Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.
As soon as practicable after receipt of a written notification of exercise of an Option or SAR and provisions for full payment for an Option, the Company shall deliver to the Participant, in the Participant's name, Shares in an appropriate amount based upon the number of Shares purchased under the Option(s) or SAR. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company of Shares equal in value to the product of: (a) the excess of (i) the Fair Market Value of a Share on the date of exercise over (ii) the SAR Exercise Price, multiplied by (b) the number of Shares with respect to which the SAR is exercised.
Article 8.    Other Grants

The Committee may make other Grants which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on Performance Goals, or other criteria, and the payment of Shares in lieu of cash under other Company incentive or bonus programs. Payment or settlement of any such Grants shall be made in such manner and at such times as the Committee may determine.
Article 9.    General Provisions Applicable to Grants

9.1    Tax Code Limits on Grants. Subject to any adjustments described in Section 3.2: the following limits shall apply to Grants:

(a)    No more than an aggregate of 500,000 Shares may be issued under ISOs.

(b)	The maximum number of Shares subject to either RSUs or Restricted Stock Grants that may be granted to any single Participant during any one calendar year is 200,000.

(c)	The maximum amount of Performance Units to be settled in cash that may be granted to any single Participant during any one calendar year is $2,500,000.

(d)
The maximum number of Shares subject to either Performance Share Grants or Performance Units to be settled in Shares that may be granted to any single Participant during any one calendar year is 200,000.

(e)	The maximum number of Shares subject to either Options or SARs that may be granted to any single Participant during any one calendar year is 200,000.

(f)	The maximum amount of cash-denominated Other Grants that may be granted to any single Participant during any one calendar year is $2,500,000.

(g)	The maximum number of Shares subject to share-denominated Other Grants that may be granted to any single Participant during any one calendar year is 200,000.

9.2    Restrictions on Performance-Based Awards. Notwithstanding any Plan provision, with respect to any Grant that is intended to qualify as performance-based compensation within the meaning of Code Section 162(m): (i) the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Grant, (ii) the Committee may not waive the achievement of the applicable Performance Goals, except in the case of the death or Total and Permanent Disability of the Participant, or under such other conditions where such waiver will not jeopardize the treatment of other Grants under this Section as “performance-based compensation” under Section 162(m) of the Code; and (iii) the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any unusual or infrequently occurring items as described in Accounting Standards Codification 225 (as amended by Accounting Standards Update No. 2015-01) or in management’s discussion and analysis of financial condition and results of continuing operations appearing in the Company’s annual report to stockholders for the applicable year.

9.3    Restrictions on Transfers of Grants. Except as provided by the Committee, no Grant and no right under any such Grant shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries, in the manner set forth in Section 14.5, to exercise the rights of the Participant with respect to any Grant upon the death of the Participant. Each Grant, and each right under any Grant, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Grant and no right under any such Grant may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary.

9.4    Restrictions on Transfers of Shares. The Committee may impose such restrictions on any Shares acquired pursuant to a Grant as it may deem advisable, including, without limitation, restrictions to comply with applicable Federal securities laws, with the requirements of any stock exchange upon which such Shares are then listed and with any blue sky or state securities laws applicable to such Shares.

9.5    Additional Restrictions on Grants and Shares. Either at the time a Grant is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate on the Grant, any Shares issued under a Grant, or both, including, without limitation (a) restrictions under an insider trading policy, (b) any compensation recovery policy or policies established by the Company, (c) any share retention guidelines, minimum holding requirements and other restrictions designed to delay or coordinate the timing and manner of sales by the Participant or Participants, (d) restrictions as to the use of a specified brokerage firm for receipt, resales or other transfers of such Shares, (e) restrictions relating to a Participant’s activities following termination of employment, including but not limited to, competition against the Company, disclosure of Company confidential information, and solicitation of company employees, and (f) other policies that may be implemented by the Board from time to time.

9.6    Shareholder Rights; Dividend Equivalents. Except as provided in the Plan or a Grant Agreement, no Participant shall receive any Shares in connection with such Grant nor be afforded any of the rights of a shareholder unless and until such Participant has satisfied all requirements for exercise or vesting of the Grant pursuant to its terms, the Shares have actually been issued, restrictions imposed on the Shares, if any, have been removed, and the Shares are entered upon the records of a duly authorized transfer agent of the Company. The recipient of a Grant (other than Options and SARs) may be entitled to receive Dividend Equivalents, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested; provided, however, that dividends and or Dividend Equivalents shall only become payable if and to the extent the underlying Grant vests, regardless of whether or not vesting is contingent upon continued employment, the achievement of Performance Goals, or both.

9.7    Termination of Employment. Each Grant Agreement shall set forth the extent to which the right to vest, exercise or receive payout of a Grant will continue following termination of the Participant’s employment with the Company and its Subsidiaries, and any forfeiture provisions. Such provisions shall be determined by the Committee, shall be included in the Grant Agreement entered into with Participants, need not be uniform among all Grants or among Participants and may reflect distinctions based on the reasons for termination of employment.

9.8    Effect of Change in Status. The Committee shall have the discretion to determine the effect of a change in an individual’s status as an Employee (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) upon the vesting, expiration or forfeiture of a Grant in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary, (ii) any leave of absence approved by the Company or a Subsidiary, (iii) any transfer between locations of employment with the Company or a Subsidiary or between the Company and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) at the request of the Company or a Subsidiary, any employee who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

Article 10.    Change in Control

Unless specifically prohibited by the Plan or unless the Committee provides otherwise prior to the Change in Control, upon the occurrence of a Change in Control:

(a)
Any Period of Restriction and other restrictions imposed on RSUs and Restricted Stock shall be deemed to have expired. No Period of Restriction and other restrictions will be deemed to have expired, however, if and to the extent that an RSU or Restricted Stock Grant is, in connection with the Change in Control, fully assumed by the successor corporation or parent thereof; in such case, any Period of Restriction and other restrictions imposed on RSUs and Restricted Stock shall be deemed to have expired upon a Participant's termination of employment by the successor corporation for reasons other than Cause within 18 months following the occurrence of the Change in Control;

(b)
With respect to all outstanding Grants of Performance Shares, Performance Units and other performance-based Grants, the Committee (i) shall determine the greater of (x) the payout at 100% of the number of Performance Shares or Units granted for the entire Performance Period and (y) the payout based upon actual performance for the Performance Period ending as of the effective date of the Change in Control, in each case after giving effect to the accumulation of Dividend Equivalents and (ii) shall pay to the Participants the greater of such amounts, prorated based upon the number of complete and partial calendar months within the Performance Period which have elapsed as of the effective date of the Change in Control in relation to the number of calendar months in the full Performance Period. Payment shall be made in cash or in stock, as determined by the Committee;

(c)
All earned Performance Shares, Performance Units and other performance-based Grants (as increased by any Dividend Equivalents to the date of payment) not yet paid out shall be paid out immediately, in cash or in stock, as determined by the Committee; and

(d)	Any and all Options and SARs shall become immediately exercisable.

Article 11.    Amendment, Modification, and Termination

11.1    Amendment, Modification, and Termination. The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to comply with Section 422 of the Code, Section 303A.08 of the New York Stock Exchange Listed Company Manual, or any other applicable law, regulation or rule, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon.

11.2    Grants Previously Made. No termination, amendment or modification of the Plan shall adversely affect in any material way any outstanding Grant, without the written consent of the Participant holding such Grant unless such termination, modification or amendment is required by applicable law.

11.3    Restrictions on Repricing and Cash Buyouts. Other than in connection with a transaction described in Section 3.2, at any time when the Exercise Price of a Stock Option or SAR is above the Fair Market Value of a Share, the Company shall not, without shareholder approval, reduce the purchase price of such Stock Option or SAR and shall not exchange such Stock Option or SAR for a new Grant with a lower (or no) purchase price or for cash.

Article 12.    Withholding

12.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to a Grant; provided, however, with respect to any Grant that is subject to Section 409A of the Code, the Company may, to the extent permitted by Section 409A of the Code, permit the acceleration of the time or schedule of a payment to pay the FICA Amount, and any related income tax at source imposed by Section 3401 of the Code on the FICA Amount.

12.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the vesting of RSUs, the lapse of restrictions on Restricted Stock, or upon any other taxable event arising out of or as a result of Grants, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction; provided, however, with respect to any Grant that is subject to Section 409A of the Code, the Company may, to the extent permitted by Section 409A of the Code, permit the acceleration of the time or schedule of a payment to pay the FICA Amount, and any related income tax at source imposed by Section 3401 of the Code on the FICA Amount. All elections shall be irrevocable, made in writing and signed by the Participant.

Article 13.    Claims Procedure and Arbitration

13.1    Mandatory Procedures for Addressing Claims. Any person (a “Claimant”) who has any claim or dispute concerning or relating in any way to the Plan or any Grant (“Claim”) must follow the procedures described in this Article, which describes the exclusive means of addressing Claims. All Claims must be brought no later than one year following the date on which the Claim first arose and any Claim that is not submitted within the applicable time limit shall be waived.

13.2    Authority to Address Claims. For purposes of this Article 13, the “Claims Administrator” is the Committee with respect to Company’s executive officers (within the meaning of Exchange Act Rule 3b-7) and the Company’s Chief Executive Officer with respect to all other Participants.

13.3    Claim Submission.  Any Claim shall be made in writing to the Claims Administrator.  The Claims Administrator, or its delegate, shall notify the Claimant of the resolution of the Claim within 90 days after receipt of the Claim; provided, however, if the Claims Administrator determines that an extension is necessary, the 90-day period shall be extended to up to 180 days upon notice to that effect to the Claimant.

13.4    Notice of Denial.  If a Claim is wholly or partially denied, the notice of denial shall contain (i) the specific reason or reasons for denial of the Claim, and (ii) specific references to the pertinent Plan provisions upon which the denial is based. Except as provided in Section 13.5, the decision or action of the Claims Administrator shall be final, conclusive and binding on all persons having any interest in the Plan.

13.5    Arbitration.  If, after exhausting the procedures set forth in this Article, a Claimant wishes to pursue legal action, any action by the Claimant with respect to a Claim, must be resolved by arbitration in the manner described in this Section.

(a)
Time Limits. A Claimant seeking arbitration of any determination of the Claims Administrator must, within six (6) months of the date of the Claims Administrator’s final decision, file a demand for arbitration with the American Arbitration Association submitting the Claim to resolution by arbitration. A Claimant waives any Claim not filed timely in accordance with this Section.

(b)	Rules Applicable to Arbitration. The arbitration process shall be conducted in accordance with the Commercial Law Rules of the American Arbitration Association.

(c)	Venue. The arbitration shall be conducted in Minneapolis, Minnesota.

(d)
Binding Effect. The decision of the arbitrator with respect to the Claim will be final and binding upon the Company and the Claimant. By participating in the Plan, and accepting Grants, Participants, on behalf of themselves and any person with a Claim relating to Participant’s Grants, agree to waive any right to sue in court or to pursue any other legal right or remedy that might otherwise be available in connection with the resolution of the Claim.

(e)	Enforceability. Judgment upon any award entered by an arbitrator may be entered in any court having jurisdiction over the parties.

(f)
Waiver of Class, Collective, and Representative Actions.  Any Claim shall be heard without consolidation of such claims with any other person or entity.  To the fullest extent permitted by law, whether in court or in arbitration, by participating in the Plan, Participants waive any right to commence, be a party to in any way, or be an actual or putative class member of any class, collective, or representative action arising out of or relating to any Claim, and Participants agree that any Claim may only be initiated or maintained and decided on an individual basis.

(g)
Standard of Review. Any decision of an Arbitrator on a Claim shall be limited to determining whether the Claim Administrator’s decision or action was arbitrary or capricious or was unlawful. The Arbitrator shall adhere to and apply the deferential standard of review set out in Conkright v. Frommert, 559 U.S. 506 (2010), Metropolitan Life Insurance Co. v. Glenn, 554 U.S. 105 (2008), and Firestone Tire and Rubber Co. v. Bruch, 489 U.S. 101 (1989), and shall accord due deference to the determinations, interpretations, and construction of the Plan document of the Claims Administrator.

(h)	General Procedures.

i.Arbitration Rules. The arbitration hearing will be conducted under the AAA Commercial Arbitration Rules (as amended or revised from time to time by AAA) (hereinafter the

“AAA Rules”), before one AAA arbitrator who is from the Large, Complex Case Panel and who has experience with matters involving executive compensation and equity compensation plans. The AAA Rules and the terms and procedures set forth here may conflict on certain issues. To the extent that the procedures set forth here conflict with the AAA Rules, the procedures set forth here shall control and be applied by the arbitrator. Notwithstanding the amount of the Claim, the Procedures for Large, Complex Commercial Disputes shall not apply.

ii.Substantive Law. The arbitrator shall apply the substantive law (and the laws of remedies, if applicable), of Minnesota or federal law, or both, depending upon the Claim. Except to the extent required by applicable law, all arbitration decisions and awards shall be kept strictly confidential and shall not be disclosed by the Claimant to anyone other than the Claimant’s spouse, attorney or tax advisor.

iii.Authority. The arbitrator shall have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrator will have the authority to hear a motion to dismiss and/or a motion for summary judgment by any party and in doing so shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

iv.Pre-Hearing Procedures. Each party may take the deposition of not more than one individual and the expert witness, if any, designated by another party. Each party will have the right to subpoena witnesses in accordance with the Arbitration Act. Additional discovery may be had only if the arbitrator so orders, upon a showing of substantial need.

v.Fees and Costs. Administrative arbitration fees and arbitrator compensation shall be borne equally by the parties, and each party shall be responsible for its own attorney’s fees, if any; provided, however, that the Committee will authorize payment by the Company of all administrative arbitration fees, arbitrator compensation and attorney’s fees if the Committee concludes that a Claimant has substantially prevailed on his or claims. Unless prohibited by statute, the arbitrator shall assess attorney’s fees against a party upon a showing that such party’s claim, defense or position is frivolous, or unreasonable, or factually groundless. If either party pursues a Claim by any means other than those set forth in this Article, the responding party shall be entitled to dismissal of such action, and the recovery of all costs and attorney’s fees and losses related to such action, unless prohibited by statute.

(i)
Interstate Commerce and the Federal Arbitration Act. The Company is involved in transactions involving interstate commerce, and the employee’s employment with the Company involves such commerce. Therefore, the Arbitration Act will govern the interpretation, enforcement, and all judicial proceedings regarding the arbitration procedures in this Section.

Article 14.    General Provisions

14.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

14.2    Severability. In the event any Plan provision shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining Plan provisions, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.3    Successors. All Company obligations with respect to Grants shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

14.4    Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, for any reason or no reason in the Company's sole discretion, nor confer upon any Participant any right to continue in the employ of the Company.

14.5    Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any Plan benefit is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate. The spouse of a married Participant domiciled in a community property jurisdiction shall join any designation of beneficiary or beneficiaries other than the spouse.

14.6    Participation. No Employee shall have the right to be selected to receive a Grant or, having been so selected, to be selected to receive a future Grant.

14.7    Requirements of Law. The making of Grants and the issuance of Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise or vesting of any Grant, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or by an applicable exemption from registration.  In addition to the terms and conditions provided in the Plan, the Board or the Committee may require that a holder make such reasonable covenants, agreements, and representations as the Board or the Committee deems advisable in order to comply with any such laws, regulations, or requirements.

Notwithstanding any other provision set forth in the Plan, if required by the then-current Section 16 of the Exchange Act, any "derivative security" or "equity security" offered pursuant to the Plan to any Insider may not be sold or transferred within the minimum time limits specified or required in such rule, except to the extent Rule 16b-3 exempts any such sale or transfer from the restrictions of Section 16. The terms "equity security" and "derivative security" shall have the meanings ascribed to them in the then-current Rule 16a-1 under the Exchange Act.
14.8    Securities Law Compliance. Plan transactions are intended to comply with all applicable conditions of the Federal securities laws. To the extent any Plan provision or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

14.9    Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with, and governed by, the laws of the State of Minnesota applicable to contracts made and to be entirely performed in Minnesota and wholly disregarding any choice of law provisions that might otherwise be contrary to this express intent.

14.10    Effect on Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.11    Unfunded Plan. The Plan is intended to be an unfunded plan for incentive compensation.  With respect to any payments not yet made to a holder pursuant to a Grant, nothing contained in the Plan or any Grant Agreement shall give the holder any rights that are greater than those of a general creditor of the Company or any affiliate.

Article 15.    Compliance with Code Section 409A.

The parties intend that Plan payments and benefits comply with Section 409A, to the extent it applies, or an exemption therefrom, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall be paid prior to the 15th day of the third month of the year immediately following the year in which any applicable restrictions lapse and shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan: (i) no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of a Participant’s termination of employment or service with the Company will be made to such Participant until such Participant’s termination of employment or service constitutes a separation from service as defined in Section 409A; and (ii) to the extent required in order to comply with Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for Plan purposes, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. For any Plan payment that constitutes deferred compensation under Section 409A, to the extent required to comply with Section 409A, a Change in Control shall be deemed to have occurred with respect to such payment only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
Article 16.    Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized:
“Arbitration Act” means the Federal Arbitration Act, Title 9 of the United States Code.
"Board" or "Board of Directors" means the Board of Directors of the Company.
"Cause" shall have the same meaning provided in the Amended and Restated ALLETE and Affiliated Companies Change in Control Severance Plan, as amended from time to time.
"Change in Control" shall have the same meaning provided in the Amended and Restated ALLETE and Affiliated Companies Change in Control Severance Plan, as amended from time to time.
“Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.
"Committee" means the Executive Compensation Committee of the Board.
"Company" means ALLETE, Inc., a Minnesota corporation, or any successor thereto as provided in Section 3.
"Director" means any individual who is a member of the Board.
"Dividend Equivalent" means, with respect to Shares subject to Grants, a right to an amount equal to dividends declared on an equal number of outstanding Shares.

"Effective Date" means January 1, 2016.
"Employee" means any common-law employee of the Company or any of its Subsidiaries, who is not covered by any collective bargaining agreement to which the Company or any of its Subsidiaries is a party. Directors who are not otherwise employed by the Company shall not be considered Employees. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment.
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
"Exercise Period" means the period during which a SAR or Option is exercisable, as set forth in the related Grant Agreement.
"Exercise Price" means the price at which a Share may be purchased by a Participant pursuant to an Option or SAR, as determined by the Committee and set forth in the Option Grant Agreement. The exercise price per Share shall not be less than 100% of the Fair Market Value of a Share on the date of grant.
"Fair Market Value" means the closing sale price as reported on the New York Stock Exchange for that date or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported, unless otherwise determined by the Committee. For purposes of achieving an exemption from Section 409A in the case of affected Participants governed by Section 409A, Fair Market Value of the Shares shall be determined in a manner consistent with Section 409A and any applicable regulations.
"FICA Amount" means the FICA tax imposed on any Grant.
"Grant" means, individually or collectively, a Plan grant of RSUs Restricted Stock, Performance Shares, Performance Units, NQSOs, ISOs, SARs or any other type of grant permitted under Article 8.
"Grant Agreement" means an agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to a Grant made to a Participant.
"Incentive Stock Option" or "ISO" means an option to purchase Shares, granted under Article 7, which is designated as an ISO and satisfies the requirements of Section 422 of the Code.
"Insider" means an Employee who is, on the relevant date, an officer, Director or ten percent (10%) beneficial owner of the common stock of the Company, as contemplated by Section 16 of the Exchange Act.
"Nonqualified Stock Option" or "NQSO" means an option to purchase Shares, granted under Article 7, which is not intended to be an ISO.
"Option" means an ISO or a NQSO.
“Other Grants” means Grants made pursuant to Article 8 herein.
"Participant" means an Employee who has an outstanding Grant.
"Performance Goals" means, the general performance objectives, the attainment of which shall serve as a basis for the determination of the number or value of RSUs, Restricted Stock, Performance Shares, or Performance Units. Unless and until the Committee proposes for shareholder vote a change in the Performance Goals to be used for purposes of grants to Participants, the Performance Goals shall be based upon any one or more of the following measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Grant:

(l)	Total shareholder return (measured as the sum of Share price appreciation and dividends declared);

(m)	Return on invested capital, assets or net assets;

(n)	Share earnings;

(o)	Cash flow;

(p)	Cost of services to consumers;

(q)	Revenue;

(r)	Sales;

(s)	Operating income;

(t)	Net income;

(u)	Stock price;

(v)	Return on shareholders’ equity;

(w)	Economic value created;

(x)	Customer satisfaction;

(y)	Customer service quality; or

(z)	Operating effectiveness.

If applicable tax and securities laws change to permit Committee discretion to alter the governing Performance Goals without obtaining shareholder approval of such changes and without losing any income tax benefits to the Company, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.
"Performance Period" means the period of time during which the Performance Goals will be measured to determine what, if any, Performance Shares and Performance Units have been earned. A Performance Period shall, in all cases, be at least six (6) months in length.
"Performance Share" means a Grant described in Article 6.
"Performance Unit" means the right of a Participant to receive, upon satisfaction of the Performance Goal, an amount of cash or Shares equal to the difference between the value of the Performance Unit as the date of grant, which may be zero, and the value of the Performance Unit on the date the Performance Goals are met. The value of a Performance Unit at the date of grant is determined by the Committee and may be, but is not required to be, based on the underlying stock price. In accordance with the plan, Performance Units may be paid in cash, shares, or a combination thereof, as determined by Committee.
"Period of Restriction" means the period during which the transfer of Restricted Stock is limited, as provided in Article 5.
"Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as used in Sections 13(d) and 14(d) thereof including usage in the definition of a "group" in Section 13(d) thereof.
"Restricted Stock" means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
“Restricted Stock Unit” or “RSU” means a Grant to a Participant covering a number of Shares that at a later date may be settled in cash, or by issuance of those Shares.
"Share" means a share of common stock of the Company, without par value.

"Stock Appreciation Right" or "SAR" means a right, granted alone or in connection with a related Option, designated as a SAR, to receive a payment on the day the right is exercised, pursuant to the terms of Article 7. Each SAR shall be denominated in terms of one Share.
"Subsidiary" means any corporation that is a "subsidiary corporation" of the Company as that term is defined in Section 424(f) of the Code.

ALLETE, Inc.

__________________________________
Alan R. Hodnik
Chairman, President and Chief Executive Officer

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: □

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends a vote FOR each nominee in Item 1 and FOR Items 2, 3 and 4.

1. Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
a.	Kathryn W. Dindo	☐	☐	☐	f.	James J. Hoolihan	☐	☐	☐
b.	Sidney W. Emery, Jr.	☐	☐	☐	g.	Heidi E. Jimmerson	☐	☐	☐
ò Please fold here - Do not separate ò
c.	George G. Goldfarb	☐	☐	☐	h.	Madeleine W. Ludlow	☐	☐	☐
d.	James S. Haines, Jr.	☐	☐	☐	i.	Douglas C. Neve	☐	☐	☐
e.	Alan R. Hodnik	☐	☐	☐	j.	Leonard C. Rodman	☐	☐	☐

2. Advisory vote approving executive compensation.	☐	For	☐	Against	☐	Abstain

3. Approval of the ALLETE Executive Long-Term Incentive Compensation Plan.	☐	For	☐	Against	☐	Abstain

4. Ratification of the appointment of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2014.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ALLETE, INC.
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 12, 2015
10:30 a.m. CDT

Duluth Entertainment Convention Center
Lake Superior Ballroom
350 Harbor Drive
Duluth, MN

ALLETE, Inc.
30 West Superior Street	proxy
Duluth, MN 55802-2093

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2015.
Alan R. Hodnik and Deborah A. Amberg, or either of them, with power of substitution, are hereby appointed proxies of the undersigned to vote all shares of ALLETE, Inc. common stock owned by the undersigned at the Annual Meeting of Shareholders to be held in the Lake Superior Ballroom of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, at 10:30 a.m. CDT on Tuesday, May 12, 2015, or any adjournments or postponements thereof, with respect to the election of Directors, an advisory vote approving executive compensation, approval of the ALLETE Executive Long-Term Incentive Compensation Plan, ratification of the appointment of an independent registered public accounting firm, and any other matters as may properly come before the meeting.
This proxy confers authority to vote each proposal listed on the other side unless otherwise indicated. If no choice is specified, the proxy will be voted FOR each nominee in Item 1 and FOR Items 2, 3 and 4. If any other business is transacted at said meeting, this proxy shall be voted in the discretion of the proxies. This proxy is solicited on behalf of ALLETE, Inc., and may be revoked prior to its exercise. Please complete, sign, date and return this Proxy Card using the enclosed envelope. Alternatively, authorize the above-named proxies to vote the shares represented on this Proxy Card online or by phone as described below. Shares cannot be voted unless these instructions are followed, or other specific arrangements are made to have the shares represented at the meeting. By responding promptly, you may help save the costs of additional proxy solicitations.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on May 12, 2015:
The Proxy Statement and 2014 Annual Report on Form 10-K are available at
www.proxypush.com/ale

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET	PHONE	MAIL
www.proxypush.com/ale	1-866-883-3382
Use the Internet to vote your proxy	Use a touch-tone telephone to	Mark, sign and date your proxy
until 12:00 p.m. (CDT) on	vote your proxy until 12:00 p.m.	card and return it in the
May 12, 2015	(CDT) on May 12, 2015.	postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.